Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
HUDSON CITY BANCORP, INC.
AND
SOUND FEDERAL BANCORP, INC.
DATED AS OF FEBRUARY 8, 2006

i

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Plan of Interim Merger
Exhibit C	Form of Plan of Bank Merger
Exhibit D	Form of Settlement Agreement

ii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 8, 2006, by and between Hudson City Bancorp, Inc., a Delaware corporation (the “Purchaser”), and Sound Federal Bancorp, Inc., a Delaware corporation (the “Seller”).
     WHEREAS, the Board of Directors of each of Purchaser and Seller has (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, and (ii) has approved this Agreement at meetings of each of such Boards of Directors;
     WHEREAS, in accordance with the terms of this Agreement, Merger Sub will merge with and into Seller and immediately thereafter Seller Bank will be merged with and into the Bank, a wholly owned subsidiary of Purchaser;
     WHEREAS, as a condition to the willingness of Purchaser to enter into this Agreement, each of the directors and executive officers of Seller has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Purchaser (the “Voting Agreement”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of common stock of Seller owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement; and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
     NOW, THEREFORE in consideration of the mutual covenants, representations, warranties and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
Section 1.01 Certain Definitions.
     As used in this Agreement the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
     “Acquisition Agreement” shall have the meaning set forth in Section 6.07(b).
     “Acquisition Proposal” shall mean any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Seller Subsidiary) or businesses that constitute 25% or more of the revenues, net income or assets of Seller and the Seller Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of Seller, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Seller, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Seller or any Seller Subsidiary pursuant to which any person or the stockholders of any person would own 25% or more of any class of equity securities of Seller or of any resulting parent company of Seller, in each case other than the transactions contemplated by this Agreement.
     “Advisory Board” shall have the meaning set forth in Section 6.09.
     “Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
     “Agreement” means this agreement, and any amendment hereto.
     “Bank” shall mean Hudson City Savings Bank, a federally chartered savings bank, with its principal offices located at West 80 Century Road, Paramus, New Jersey 07652, which is a wholly owned subsidiary of Purchaser.
     “Bank Merger” shall have the meaning set forth in Section 2.02.
     “Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the OTS and the FDIC, which regulates the Bank or Seller Bank, or any of their respective holding companies or subsidiaries.
     “BOLI” shall mean bank owned life insurance.
     “Certificate” shall mean a certificate evidencing shares of Seller Common Stock.
     “Claim” shall have the meaning set forth in Section 6.10(b).
     “Closing” shall have the meaning set forth in Section 2.07.
     “Closing Date” shall have the meaning set forth in Section 2.07.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Compensation and Benefit Plans” shall have the meaning set forth in Section 3.16(a).
     “Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 11.01 of this Agreement.
     “Continuing Employees” shall have the meaning set forth in Section 6.08(c).
     “CRA” shall mean the Community Reinvestment Act of 1977.
     “Derivatives Contract” shall have the meaning set forth in Section 3.24.
     “DGCL” shall mean the Delaware General Corporation Law.
     “Disclosure Letter” shall have the meaning set forth Section 3.01.

     “Dissenting Shares” shall mean shares of Seller Common Stock the holder of which pursuant to any applicable law providing for dissenters’ or appraisal rights is entitled to receive payment in accordance with the provisions of any such law.
     “Dissenting Stockholder” shall mean the holder of Dissenting Shares.
     “Effective Time” shall mean the date and time specified pursuant to Section 2.07 hereof as the effective time of the Merger.
     “Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall have the meaning set forth in Section 3.16(c).
     “ERISA Affiliate Plan” shall have the meaning set forth in Section 3.16(c).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Shares” shall have the meaning set forth in Section 2.03(a).
     “FDIA” shall mean the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder.
     “FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
     “FHLB” shall mean the Federal Home Loan Bank of New York.
     “GAAP” shall mean accounting principles generally accepted in the United States of America.
     “Governmental Entity” shall mean any federal, state, local or other government, governmental, regulatory or administrative authority, agency or commission (including, but not limited to, the SEC, NASDAQ, OTS and FDIC) or any court, tribunal or judicial or arbitral body.
     “HOLA” shall mean the Home Owners’ Loan Act, as amended.

     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     “Indemnified Liabilities” shall have the meaning set forth in Section 6.10(b).
     “Intellectual Property” shall mean all (i) trademarks, service marks, brand names, d/b/a/’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (iii) Trade Secrets, (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual property or proprietary rights.
     “IRS” shall mean the United States Internal Revenue Service.
     “IT Assets” shall mean Seller’s and each Seller Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
     “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by any officer with the title ranking not less than vice president or a director of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an officer with the title ranking not less than vice president or a director of that Person. For purposes of this definition, an officer or director will be deemed to have “Knowledge” of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
     “Lending Policy” shall have the meaning set forth in Section 5.02(p).
     “Licensed Intellectual Property” means Intellectual Property that Seller and the Seller Subsidiaries are licensed or otherwise permitted by other Persons to use.
     “Listed Intellectual Property” shall have the meaning set forth in Section 3.12(a).
     “Loan Property” shall have the meaning set forth in Section 3.18.
     “Material Adverse Effect” shall mean an effect which (A) is material and adverse to the assets, business, financial condition, results of operations or prospects of Seller or Purchaser, as the context may dictate, and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally or (z) any change in interest rates, provided, that any such change in interest rates shall not affect the referenced party to a materially greater extent than banks, thrifts or their holding companies generally, or (B) adversely affects the ability of Seller or Purchaser, as the context may dictate, to perform its material obligations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby.

     “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws, including, but not limited to, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead, polychlorinated biphenyl, flammables and explosives.
     “Maximum Amount” shall have the meaning set forth in Section 6.10(a).
     “Merger” shall mean the merger of Seller with and into Merger Sub pursuant to the terms hereof.
     “Merger Consideration” shall mean the cash in an aggregate per share amount to be paid by Purchaser for each share of Seller Common Stock, as set forth in Section 2.03(a).
     “Merger Sub” shall have the meaning set forth in Section 2.01.
     “NASD” shall mean the National Association of Securities Dealers, Inc.
     “NASDAQ” shall mean the Nasdaq National Market, Inc.
     “Notice of Superior Proposal” shall have the meaning set forth in Section 6.07(b).
     “OTS” shall mean the Office of Thrift Supervision or any successor thereto.
     “Participation Facility” shall have the meaning set forth in Section 3.18.
     “Paying Agent” shall mean Mellon Bank, NA, or such other bank or trust company or other agent designated by Purchaser, which shall act as agent for Purchaser in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.
     “Paying Agent Agreement” shall have the meaning set forth in Section 2.04(b).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).
     “Plan of Bank Merger” shall have the meaning set forth in Section 2.02.
     “Plan of Interim Merger” shall have the meaning set forth in Section 2.01.
     “Pre-Effective Time Tax Period” means any taxable period (or the allocable portion of a Straddle Period) ending on or before the close of business on the date the Effective Time occurs.
     “Proxy Statement” shall have the meaning set forth in Section 7.02.
     “Purchaser” shall mean Hudson City Bancorp, Inc., a Delaware corporation, with its principal executive offices located at West 80 Century Road, Paramus, New Jersey 07652.
     “Purchaser Subsidiary” means any substantial corporation or limited liability company, 50% or more of the capital stock of which is owned, either directly or indirectly, by Purchaser or the Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of the Bank.
     “Regulatory Agreement” shall have the meaning set forth in Section 3.15(c).

     “Regulatory Approvals” means the approval of the OTS to the Merger, the Bank Merger and the related transactions contemplated by this Agreement.
     “Representatives” shall have the meaning set forth in Section 6.07(a).
     “Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
     “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.
     “Seller” shall have the meaning set forth in the preamble.
     “Seller Adverse Recommendation Change” shall have the meaning set forth in Section 6.07(b).
     “Seller Bank” shall mean Sound Federal Savings, a federally chartered savings association, with its principal offices located at 1311 Mamaroneck Avenue, White Plains, New York 10605, which is a wholly owned subsidiary of Seller.
     “Seller Bank Common Stock” shall have the meaning set forth in Section 3.03(b).
     “Seller Bank Preferred Stock” shall have the meaning set forth in Section 3.03(b).
     “Seller Common Stock” shall mean the common stock, par value $0.01 per share, of Seller.
     “Seller Defined Benefit Plan” shall have the meaning set froth in Section 3.16(c).
     “Seller ESOP” shall mean the Seller Employee Stock Ownership Plan.
     “Seller Fee” shall have the meaning in Section 10.02(b)(iii).
     “Seller Group” means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which Seller or any Seller Subsidiary is or has been a member for Tax purposes.
     “Seller Loan” shall have the meaning set forth in Section 3.19(d).
     “Seller Option” shall mean an option to purchase shares of Seller Common Stock granted pursuant to the Seller Stock Benefit Plans and outstanding as of the date hereof, as set forth in the Disclosure Letter.
     “Seller Preferred Stock” shall have the meaning set forth in Section 3.03(a).
     “Seller Reports” shall have the meaning set forth in Section 3.07(a).

     “Seller Stock Benefit Plans” shall mean the Seller 1999 Stock Option Plan, Seller 2004 Incentive Stock Benefit Plan, and any and all amendments thereto.
     “Seller Stockholders Meeting” shall have the meaning set forth in Section 7.01.
     “Seller Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Seller or Seller Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Seller Bank.
     “Seller REIT Subsidiary” means any corporation, trust or association, 50% or more of the beneficial ownership of which is owned, either directly or indirectly, by Seller or Seller Bank, except any corporation, trust or association, the beneficial ownership of which is held in the ordinary course of the lending activities of Seller Bank.
     “Settlement Agreement” shall have the meaning set forth in Section 6.08(e).
     “Stockholder Approval” shall have the meaning set forth in Section 8.01(a).
     “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
     “Superior Proposal” shall mean an Acquisition Proposal, which the Board of Directors of Seller reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Seller from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Purchaser in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.
     “Surviving Corporation” shall have the meaning set forth in Section 2.01.
     “Tax” means any and all (a) federal, state, local or foreign tax, fee or other like assessment or charge of any kind, including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, payroll, employment, social security (or similar), unemployment, disability, registration, estimated, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, customs duty or other tax, together with any interest, penalty or additions thereto, whether disputed or not; (b) liability for the payment of Tax as the result of membership in the Seller Group; and (c) transferee or secondary liability in respect of any Tax (whether imposed by law or contractual arrangement).
     “Tax Return” means any return (including estimated returns), declaration, report, claim for refund, or information return or statement or any amendment thereto relating to Taxes, including any such document prepared on an affiliated, consolidated, combined or unitary group basis and any schedule or attachment thereto.
     “Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.
     “Termination Date” shall mean March 31, 2007.
     “Trade Secrets” means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

     “Treasury Stock” means all shares of Seller Common Stock held in the treasury of Seller (other than shares held in a fiduciary capacity or in connection with debts previously contracted).
     “Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.
     Other terms used herein are defined in the preamble and elsewhere in this Agreement.
ARTICLE II.
THE MERGER
Section 2.01 Structure of the Merger.
     Subject to the terms and conditions of this Agreement, Purchaser will cause a Delaware corporation to be organized as a wholly owned special purpose subsidiary of Purchaser or the Bank (“Merger Sub”). At the Effective Time, Merger Sub will merge (the “Merger”) with and into Seller, with Seller being the surviving entity (the “Surviving Corporation”), pursuant to the provisions of, and with the effect provided in, the DGCL and pursuant to the terms and conditions of an agreement and plan of merger (“Plan of Interim Merger”) to be entered into between Merger Sub and Seller in the form attached hereto as Exhibit B. The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the certificate of incorporation and bylaws of Seller shall be amended in their entirety to conform to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and shall become the certificate of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation. As part of the Merger, each share of Seller Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Section 2.03.
Section 2.02 Bank Merger.
     Immediately after the Merger, the board of directors of the Surviving Corporation shall adopt a plan of dissolution (which shall be a plan of complete liquidation and dissolution of the Surviving Corporation for purposes of Section 332(a) and 337(a) of the Code) and shall cause articles of dissolution authorized in accordance with the DGCL to be filed with the Secretary of State of the State of Delaware. Upon the certificate of dissolution becoming effective, the Bank and Seller Bank shall enter into a plan of merger (the “Plan of Bank Merger”) in the form attached hereto as Exhibit C (which shall be a plan of complete liquidation and dissolution of Seller for purposes of Sections 332(a) and 337(a) of the Code) pursuant to which Seller Bank will be merged with and into the Bank (the “Bank Merger”) pursuant to and with the effect set forth in the regulations of the OTS and the FDIC. The documentation relating to the Bank Merger shall provide that the directors and officers of Bank as the surviving entity of the Bank Merger shall be all of the respective directors and officers of Bank immediately prior to such merger.
Section 2.03 Effect on Outstanding Shares.
     (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock, issued and outstanding at the Effective Time (other than (i) Dissenting Shares (the holder of which shall only have the rights provided under applicable law), (ii) shares held directly or indirectly by Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (iii) unissued Seller Common Stock reserved for issuance pursuant to the Seller Stock Benefit Plans and (iv) Treasury Stock (the shares referred to in clauses (i), (ii), (iii) and (iv) are hereinafter collectively referred to as the “Excluded Shares”)) shall become and be converted into the right to receive $20.75 in cash without interest (the “Merger Consideration”).
     As of the Effective Time, each Excluded Share, other than Dissenters’ Shares, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.
     (b) As of the Effective Time, all shares of Seller Common Stock other than Excluded Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a Certificate formerly representing any such share of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Seller.
Section 2.04 Exchange Procedures.
     (a) Immediately prior to the Effective Time, each Certificate previously representing shares of Seller Common Stock (except as specifically set forth in Section 2.03) shall represent only the right to receive the Merger Consideration.
     (b) As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited with the Paying Agent pursuant to the terms of an agreement (the “Paying Agent Agreement”) in form and substance reasonably satisfactory to Purchaser and Seller, for the benefit of the holders of shares of Seller Common Stock, for exchange in accordance with this Section 2.04, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to Section 2.03(a).
     (c) As promptly as practicable after the Effective Time, but no later than ten (10) business days after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, only upon the delivery and surrender of the Certificates to the Paying Agent, which shall be in a form and contain any other provisions as Purchaser may reasonably determine; and (ii) instructions in effecting the delivery and surrender of the Certificates in exchange for the Merger Consideration. At the Effective Time, each stockholder of Seller that upon proper delivery and surrender of a Certificate or Certificates to the Paying Agent, together with a properly completed and duly executed letter of transmittal, shall be entitled to receive in exchange therefor a check in an amount equal to the product of the Merger Consideration and the number of shares of Seller Common Stock represented by the Certificate or Certificates delivered and surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall be canceled forthwith. No interest will be paid or accrued on the Merger Consideration. If a transfer of ownership of any shares of Seller Common Stock has been made but not registered in the transfer records of Seller prior to the Effective Time, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Seller Common Stock is presented to the Paying Agent, accompanied by documents sufficient, in the reasonable discretion of Purchaser and the Paying Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.
     (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of Seller of any shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.

     (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of Seller for twelve (12) months after the Effective Time shall be repaid by the Paying Agent to Purchaser. Any stockholders of Seller who have not theretofore complied with this Section 2.04 shall thereafter look only to Purchaser for payment of the Merger Consideration deliverable in respect of each share of Seller Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. If outstanding Certificates for shares of Seller Common Stock are not delivered and surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Purchaser (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Seller Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
     (g) Purchaser or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Seller Common Stock, such amounts as Purchaser (or any Affiliate thereof) or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by Purchaser or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Seller Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Paying Agent.
Section 2.05 Dissenters’ Rights.
     Notwithstanding anything in this Agreement to the contrary, any shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his or her appraisal rights under the DGCL shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger or seek appraisal for his or her shares under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenters’ Shares pursuant to and subject to the requirements of the DGCL. If any such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent or seek appraisal, the Dissenters’ Shares held by the holder shall thereupon be treated as though such Dissenters’ Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.03. Seller shall give Purchaser (i) prompt notice of any notice or demands for appraisal or payment for shares of Seller Common Stock, attempted withdrawals of any such demands and any other instruments served pursuant to the DGCL and received by Seller relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Seller shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

Section 2.06 Stock Options.
     At the Effective Time, each Seller Option which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be cancelled and all rights thereunder shall be extinguished. As consideration for such cancellation, Seller shall make payment to such holder of an amount determined by multiplying (x) the number of shares of Seller Common Stock subject to such holder’s Seller Option by (y) an amount equal to the excess (if any) of (i) the Merger Consideration, over (ii) the exercise price per share of such Seller Option; provided, however, that no such payment shall be made to such holder unless, and such payment shall be deferred without interest until, such holder has agreed to such payment and has executed and delivered to Seller an instrument in such form prescribed by Purchaser and reasonably satisfactory to Seller accepting such payment in full settlement of his or her rights relative to the Seller Option. Prior to the date hereof (in the case of Messrs. McStravick and Fabiano and each non-employee director of Seller) and within thirty (30) days thereafter (in the case of all others), Seller shall use its reasonable best efforts to obtain the written consent to the provisions of this Section 2.06 on the form prescribed by the Purchaser of each person who is the holder of Seller Options that will not, by their terms, expire prior to the Effective Time. Prior to date hereof, Seller shall have taken or shall have caused to have been taken, all requisite action under the terms of Stock Benefit Plans or otherwise to cause cancellation of all Seller Options in the manner set forth herein.
Section 2.07 Closing; Effective Time.
     Subject to the satisfaction or waiver of all conditions to closing contained in Article VIII hereof, the Closing shall occur (i) no later than five business days following the latest to occur of (a) the receipt of all required Regulatory Approvals and the expiration of any applicable waiting periods, or (b) the approval of the Merger by the stockholders of Seller, or (ii) at such other date or time upon which Purchaser and Seller mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the DGCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Disclosure Letter (as defined below) delivered by Seller to Purchaser prior to the execution of this Agreement. References to the Knowledge of Seller shall include the Knowledge of any Seller Subsidiary.
Section 3.01 Disclosure Letter.
     On or prior to the date hereof, Seller has delivered to Purchaser a letter (the “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which are required or appropriate in relation to any or all of its covenants, representations and warranties (and making specific reference to the section of this Agreement to which such section of the Disclosure Letter relates), other than Section 3.08; provided, that the mere inclusion of a fact, circumstance or event in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. The Disclosure Letter is true, correct and complete in all material respects.
Section 3.02 Organization.
     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Seller has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. Seller is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to obtain such license or qualification would not reasonably be expected to have a Material Adverse Effect.
     (b) Seller Bank is a stock savings association duly organized, validly existing and in good standing under the laws of the United States of America. The deposits of Seller Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Seller Bank when due. Seller Bank is a member of the FHLB and owns the requisite amount of stock therein.
     (c) The Disclosure Letter sets forth each Seller Subsidiary. Each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Disclosure Letter sets forth all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which Seller owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Seller Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction wherein it is qualified to do business. All of the Seller Subsidiaries are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Seller owns, either directly or indirectly, all of the outstanding capital stock of each Seller Subsidiary. No Seller Subsidiary (other than Seller Bank) is an “insured depositary institution” as defined in the FDIA. All of the shares of capital stock of each Seller Subsidiary (including Seller Bank) held by Seller or by another Seller Subsidiary are validly issued, fully paid, nonassessable and not subject to any preemptive rights and are owned by Seller or a Seller Subsidiary free and clear of any pledges, security interests, claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.
     (d) The respective minute books of Seller, Seller Bank and each other Seller Subsidiary accurately record, in all material respects, all corporate actions of their respective stockholders and boards of directors (including committees).
     (e) Prior to the date of this Agreement, Seller has made available to Purchaser true and correct copies of the certificate of incorporation or charter and bylaws of Seller, Seller Bank and each other Seller Subsidiary.
Section 3.03 Capitalization.
     (a) The authorized capital stock of Seller consists of 24,000,000 shares of Seller Common Stock and 1,000 shares of preferred stock of Seller, par value $0.01 per share (“Seller Preferred Stock”). As of the date of this Agreement: (A) 12,322,206 shares of Seller Common Stock were issued and outstanding, (B) no shares of Seller Preferred Stock were issued and outstanding, (C) no shares of Seller Preferred Stock were reserved for issuance, (D) 1,004,582 shares of Seller Common Stock were reserved for issuance pursuant to the Seller Stock Benefit Plans, and (E) 1,313,964 shares of Seller Common Stock were held by Seller in its treasury or by its Subsidiaries. All outstanding shares of Seller Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Seller in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. The Disclosure Letter sets forth a complete and accurate list of all options to purchase Seller Common Stock that have been granted and are outstanding pursuant to the Seller Stock Benefit Plans including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. Seller has not, since March 31, 2005 adopted or modified the terms of any stock option plan or restricted stock or phantom stock plan or made any grants under the Seller Stock Benefit Plans.
     (b) The authorized capital stock of Seller Bank consists of 20,000,000 shares of common stock, par value $0.10 per share (the “Seller Bank Common Stock”), and 10,000,000 shares of preferred stock, par value $0.10 per share (the “Seller Bank Preferred Stock”). As of the date of this Agreement, 1,000 shares of the Seller Bank Common Stock were outstanding, no shares of the Seller Bank Preferred Stock were outstanding, no shares of Seller Bank Common Stock or Seller Bank Preferred Stock were reserved for issuance and all outstanding shares of the Seller Bank Common Stock were, and as of the Effective Time will be, owned by Seller. All of the outstanding shares of the Seller Bank Common Stock are validly issued, fully paid and nonassessable.
     (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Seller may vote are issued or outstanding.
     (d) As of the date of this Agreement and, except for this Agreement, neither Seller nor any Seller Subsidiary has or is bound by any Rights obligating Seller or any Seller Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to grant, extend or enter into any such Right other than pursuant to the Seller Stock Benefit Plans. As of the date hereof, there are no outstanding contractual obligations of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any Seller Subsidiary.
Section 3.04 Authority; No Violation.
     (a) Seller has full corporate power and authority to execute and deliver this Agreement, the Plan of Interim Merger and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Seller’s stockholders, to consummate the transactions contemplated hereby (it being understood that Seller Bank shall amend Section 8 of its Federal Stock Charter prior to the Closing Date to eliminate any restrictions on ownership or voting of Seller Bank Common Stock). The execution and delivery of this Agreement by Seller and the completion by Seller of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller. This Agreement has been duly and validly executed and delivered by Seller, and subject to approval by the stockholders of Seller and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.
     (b) Subject to receipt of Regulatory Approvals and receipt of the approval of the stockholders of Seller, the consummation of the transactions contemplated hereby and compliance by Seller with any of the terms or provisions hereof will not: (i) conflict with or result in a breach or violation of or a default under any provision of the Certificate of Incorporation or Bylaws of Seller or any

Seller Subsidiary or the Federal Stock Charter and Bylaws of Seller Bank (other than Section 8 of the Federal Stock Charter of Seller Bank, which Seller Bank shall amend prior to the Closing Date to eliminate any restrictions on ownership or voting of Seller Bank Common Stock); (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Seller or any Seller Subsidiary or any of their respective properties or assets or enable any person to enjoin the Merger or the other transactions contemplated hereby; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Seller or Seller Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or Seller Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.
Section 3.05 Consents.
     Except for the Regulatory Approvals and compliance with any conditions contained therein, the filing of the Proxy Statement with the SEC contemplated by Section 7.02 hereof and the approval of this Agreement by the requisite vote of the stockholders of Seller, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Seller, and the completion by Seller of the Merger or (b) the execution and delivery of the Plan of Bank Merger by Seller Bank and the completion by Seller Bank of the Bank Merger. Seller has no reason to believe that (i) any required Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.
Section 3.06 Fairness Opinion; Required Vote.
     Seller has received an opinion from Keefe, Bruyette & Woods to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Seller pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement and Seller has no reason to believe that such opinion may be amended or rescinded after the date hereof. The affirmative vote of a majority of the issued and outstanding shares of Seller Common Stock is the only vote of Stockholders required to approve this Agreement and the Merger under Seller’s certificate of incorporation, bylaws and the DGCL.
Section 3.07 Financial Statements.
     (a) As of their respective dates, neither Seller’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 nor any other document filed subsequent to March 31, 2005 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, the “Seller Reports”), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of Seller included in the Seller Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by SEC Form 10-Q). Each of the balance sheets contained or incorporated by reference in Seller’s Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders’ equity and of cash flows, contained or incorporated by reference in the Seller Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. No event has occurred that would cause a normal year-end adjustment to the unaudited interim financial statements prepared prior to the date hereof (including such statements as are included in the Seller’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2005, September 30, 2005 and December 31, 2005) that would be material in amount or effect and no such adjustment is reasonably likely to occur. Seller has made available to Purchaser a true and complete copy of all Seller Reports filed with the SEC since March 31, 2005.
     (b) Seller and each Seller Subsidiary have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with (i) the OTS, (ii) the FDIC, (iii) any state banking commission, (iv) and other state or federal regulatory authority having jurisdiction over insured depository institutions or their holding companies, (v) the SEC, (vi) the NASDAQ and (vii) any other self regulatory organization, and have paid all fees and assessments due and payable in connection therewith, except to the extent the failure of a report, registration or statement to have been filed in a “timely” fashion has not and will not result in a failure to comply with applicable laws, rules or regulations or materially prejudice the Seller or any Seller Subsidiary with respect to the applicable Governmental Entity.
Section 3.08 Absence of Certain Changes or Events.
     Except as disclosed in the Seller Reports filed since March 31, 2005 and prior to the date of this Agreement and except for the reasonable out-of-pocket fees and disbursements of Seller incurred in connection with the completion of the transactions contemplated hereby, including reasonable attorney’s fees of Seller and the fees of Seller’s financial advisor, good faith estimates of which have been provided to Purchaser, since March 31, 2005 (i) neither Seller nor any Seller Subsidiary has incurred any liability, except in the ordinary course of its business consistent with past practice, (ii) Seller and each Seller Subsidiary has conducted its respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.
Section 3.09 Taxes.
     (a) (i) Seller, each Seller Subsidiary and the Seller Group has filed or caused to be filed, and with respect to Tax Returns due between the date of this Agreement and the date the Effective Time occurs, will timely file (including any applicable extensions) all Tax Returns required to be filed, (ii) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects and such Tax Returns correctly reflected (or in the case of such Tax Returns not yet filed, will correctly reflect) the facts regarding the income, business, assets, operations, activities, status and other matters of Seller, each Seller Subsidiary and the Seller Group and any other information required to be shown thereon, and (iii) all Taxes of Seller, the Seller Subsidiaries and the Seller Group

(whether or not reflected on any such Tax Returns) attributable to a Pre-Effective Time Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the date the Effective Time occurs, timely paid in full, including, without limitation, all Taxes which Seller, each Seller Subsidiary and the Seller Group is obligated to withhold for amounts paid or owing to employees, independent contractors, stockholders creditors and other third parties other than Taxes that have been reserved or accrued on the balance sheet contained in the most recent Seller Report, which the Seller is contesting in good faith.
     (b) The most recent audited financial statements for Seller reflect an adequate reserve for all Taxes payable by Seller and the Seller Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed as of the date hereof, an adequate reserve is (and until the date the Effective Time occurs will continue to be) reflected in the accruals for Taxes payable on the balance sheet contained in the most recent Seller Report, other than accruals established to reflect timing differences and accruals reflected only in the notes thereto.
     (c) There are no liens for Taxes, except for statutory liens not yet due with respect to any of the assets or properties of Seller or any Seller Subsidiary.
     (d) (i) No Tax Return of Seller, any Seller Subsidiary or the Seller Group has within the past six (6) years been examined by the Internal Revenue Service, (ii) except as set forth in the Disclosure Letter, no Tax Return of Seller, any Seller Subsidiary or the Seller Group is under audit or examination by any other Taxing Authority, and (iii) except as set forth in the Disclosure Letter, no notice of such an audit or examination has been received by Seller or any Seller Subsidiary.
     (e) Each deficiency, if any, resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Tax Returns of Seller, each Seller Subsidiary and the Seller Group for all years through 2001. Seller has made available to Purchaser documents setting forth the dates of the most recent audits or examinations of the Seller, each Seller Subsidiary and the Seller Group by any Taxing Authority in respect of Taxes for all taxable periods for which the statute of limitations has not yet expired.
     (f) Except as set forth in the Disclosure Letter, none of Seller, any Seller Subsidiary or the Seller Group is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).
     (g) Neither Seller nor any Seller Subsidiary will be required to include in a taxable period ending after the date of the Effective Time any taxable income attributable to income that accrued, but was not recognized, in a Pre-Effective Time Tax Period (or the portion of a Straddle Period allocable to the Pre-Effective Time Tax Period) as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.
     (h) Except as set forth in the Disclosure Letter, there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to Seller or any Seller Subsidiary, and none of Seller, any Seller Subsidiary or the Seller Group has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Seller, any Seller Subsidiary or the Seller Group.
     (i) Seller and each of the Seller Subsidiaries have complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.
     (j) Neither Seller nor any Seller Subsidiary has been a party to any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.
     (k) Neither Seller nor any Seller Subsidiary is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).
     (l) None of the Tax Returns filed by Seller, any Seller Subsidiary or the Seller Group contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).
     (m) Seller has not been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code, a United States real property holding company within the meaning of Section 897(c)(2) of the Code.
     (n) Seller has made available to Purchaser for inspection (i) complete and correct copies of all material Tax Returns of Seller, each Seller Subsidiary and the Seller Group relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of Seller or any Seller Subsidiary, or, to the extent related to the income, business, assets, operations, activities or status of Seller or any Seller Subsidiary, submitted by, received by or agreed to by or on behalf of any Seller Group, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.
     (o) The Disclosure Letter sets forth each state, county, local, municipal or foreign jurisdiction in which Seller or any Seller Subsidiary files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired. Neither Seller nor any Seller Subsidiary has received notice of any claim by a Taxing Authority in a jurisdiction where Seller or such Seller Subsidiary does not file Tax Returns that Seller or such Seller Subsidiary is or may be subject to taxation by such jurisdiction.
     (p) Neither Seller nor any Seller Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes, or (ii) made any similar election under any comparable provision of any state, local or foreign Tax law.
     (q) From April 19, 1999 through the Effective Time, Sound REIT, Inc. has been and will continue to be a real estate investment trust within the meaning of Section 856 of the Code.

     (r) From May 12, 1999 through the Effective Time, First Federal REIT, Inc. has been and will continue to be a real estate investment trust within the meaning of Section 856 of the Code.
Section 3.10 Material Contracts; Leases; Defaults.
     (a) Except as set forth in the Disclosure Letter, neither Seller nor any Seller Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of Seller or any Seller Subsidiary, except for “at will” arrangements; (ii) any plan or contract providing for bonuses, pensions, options, or other equity deferred compensation, retirement payments, profit sharing, insurance benefits, death benefits, health, medical or disability benefits or similar material arrangements for or with any past or present officers, directors or employees of Seller or any Seller Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Seller or any Seller Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Seller or any Seller Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Seller or any Seller Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Purchaser or any Purchaser Subsidiary; (vi) any other agreement, written or oral, not terminable on 60 days’ notice, that obligates Seller or any Seller Subsidiary for the payment of more than $25,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Seller or any Seller Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).
     (b) Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Seller nor any Seller Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
     (c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 3.10(a) and (b) have been made available to Purchaser on or before the date hereof, are listed on the Disclosure Letter and are in full force and effect on the date hereof and enforceable against the counterparty to which it relates.
Section 3.11 Ownership of Property; Insurance Coverage.
     (a) Except as set forth in the Disclosure Letter, Seller and each Seller Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Seller or each Seller Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent Seller Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet and except to the extent that the failure to have good title to any personal property would not reasonably be expected to have a Material Adverse Effect), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Seller Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Seller and the Seller Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Seller and the Seller Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them and (iii) encumbrances that do not materially affect the marketability of any title to real property. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all respects in the notes to the Seller Financial Statements. Each real estate lease that will require the consent of the lessor or its agent to consummate the effects intended by the Merger or otherwise as a result of the Merger or the Bank Merger by virtue of the terms of any such lease is listed in the Disclosure Letter identifying the section of the lease that contains such prohibition or restriction.
     (b) With respect to all agreements pursuant to which Seller or any Seller Subsidiary has purchased securities subject to an agreement to resell, if any, Seller or such Seller Subsidiary, as the case may be, has a lien or security interest (which to Seller’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
     (c) Seller and each Seller Subsidiary currently maintain insurance for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Neither Seller nor any Seller Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Seller or any Seller Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Seller and each Seller Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. The Seller Disclosure Letter identifies all policies of insurance maintained by Seller and each Seller Subsidiary as well as the other matters required to be disclosed under this Section.
Section 3.12 Intellectual Property.
     (a) The Disclosure Letter sets forth a true and complete list of all (i) Registered and/or material Intellectual Property owned by Seller and Seller Subsidiaries indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Listed Intellectual Property”). Seller or the relevant Seller Subsidiary exclusively owns (beneficially, and of record where applicable) all Listed Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Listed Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller’s use thereof or its rights thereto. Seller and the Seller Subsidiaries have sufficient rights to use all Intellectual Property used in its business as currently conducted. To Seller’s Knowledge, Seller and the Seller Subsidiaries do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. There is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Seller or any Seller Subsidiary concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the Seller’s Knowledge, (x) no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists, (y) no Person is violating any Listed Intellectual Property or other Intellectual Property right owned or held exclusively by Seller or any Seller Subsidiary, and (z) the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller’s use thereof or its rights thereto. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Seller or any Seller Subsidiary is permitted to use any Licensed Intellectual Property and will not create any rights by third parties to use any Intellectual Property owned by the Purchaser (other than any termination, alteration or creation of any rights that results from action of the Purchaser and its Affiliates).
     (b) The Seller and the Seller Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by Seller and the Seller Subsidiaries, and to the Seller’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. Seller has exercised commercially reasonable efforts to ensure that Seller’s and the Seller Subsidiaries’ current and prior employees who have access to confidential information have executed valid intellectual property and confidentiality agreements or are obligated, pursuant to Seller policies, to maintain the confidentiality of such information for the benefit of Seller or the relevant Seller Subsidiary on terms and conditions consistent with industry standards. All Intellectual Property developed under contract to Seller or the Seller Subsidiaries has been assigned to Seller or the Seller Subsidiaries.
     (c) To Seller’s Knowledge, the IT Assets operate and perform in all respects in accordance with their documentation and functional specifications and otherwise as required by Seller in connection with its business, and have not malfunctioned or failed within the past three years. To Seller’s Knowledge, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (1) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, in either case except as disclosed in its documentation. To Seller’s Knowledge, no person has gained unauthorized access to the IT Assets. Seller has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.
     (d) To Seller’s Knowledge, none of the software owned by it contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.
Section 3.13 Labor Matters.
     Neither Seller nor any Seller Subsidiary is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees and no such agreement or contract is currently being negotiated by Seller or any Seller Subsidiary, nor is Seller or any Seller Subsidiary the subject of any proceeding asserting that it has committed an unfair labor practice or otherwise relating to labor matters involving any current or former employees of Seller or any Seller Subsidiary or seeking to compel it or any Seller Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is any strike, other labor dispute or organizational effort involving Seller or any Seller Subsidiary pending or, to the Knowledge of Seller, threatened. Seller and each Seller Subsidiary is in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.
Section 3.14 Legal Proceedings.
     Neither Seller nor any Seller Subsidiary is a party to any, and there are no pending or, to Seller’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Seller or any Seller Subsidiary, (ii) to which Seller or any Seller Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Seller to perform under this Agreement.
Section 3.15 Compliance With Applicable Law.
     (a) Seller and each Seller Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Sarbanes-Oxley Act of 2002, the USA Patriot Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices.
     (b) Seller and each Seller Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Seller, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 7.03.
     (c) From the period beginning January 1, 2003, neither Seller nor any Seller Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Seller or any Seller Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Seller or any Seller Subsidiary, or indicating that Seller or any Seller Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Seller or any Seller Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Seller or any Seller Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Seller nor any Seller Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Seller Bank as to compliance with the CRA is “satisfactory” or better.
Section 3.16 Employee Benefit Plans.
     (a) The Disclosure Letter includes a descriptive list of all plans, programs, policies, payroll practices, contracts, agreements and other arrangements providing for bonus, incentive compensation, deferred compensation, pension, retirement benefits or payments, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, and other stock and stock related awards, severance, welfare benefits, fringe benefits, employment, severance and change in control benefits or payments and all other types of compensation and types of compensation and compensation and benefit practices, policies and arrangements, in each case, sponsored or contributed to, required to be contributed to or maintained by Seller or any Seller Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Seller or any Seller Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Compensation and Benefit Plans”). Other than as set forth in the Disclosure Letter, neither Seller nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required by law or regulation to maintain the qualified status thereof. Seller has made available to Purchaser true and correct copies of the Compensation and Benefit Plans and amendments thereto.
     (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code is, and since its inception has been, so qualified, and has received a favorable determination letter from the IRS, and Seller is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of Seller threatened, action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither Seller nor any Seller Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Seller or any Seller Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
     (c) The Disclosure Letter sets forth the funding status of each Seller Defined Benefit Plan (as hereinafter defined) at December 31, 2004. No liability, other than PBGC premiums arising in the ordinary course of business, has been or could reasonably be expected by Seller, any Seller Subsidiary or any ERISA Affiliate (as hereinafter defined) to be incurred with respect to any Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“Seller Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Seller or any entity which is considered one employer with Seller under Sections 4001(a)(14) and (b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). No proceeding has been initiated by the PBGC to terminate any Seller Defined Benefit Plan or to appoint a trustee to administer any Seller Defined Benefit Plan. No Seller Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof and each Seller Defined Benefit Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code. The fair market value of the assets of each Seller Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Seller Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Seller Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Seller Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) has been required to be filed for any Seller Defined Benefit Plan within the 12-month period ending on the date hereof. Neither Seller nor any of its Subsidiaries has provided, or is required to provide, security to any Seller Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. To the Knowledge of Seller, there is no pending investigation, audit or enforcement action by any Bank Regulator, the IRS, the U.S. Department of Labor or the PBGC with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.
     (d) The Seller and the ERISA Affiliates have never had an obligation to contribute to a “multi-employer plan” as such term is defined in section 3(37) of ERISA or had any direct or indirect liability or potential liability with respect to such a plan.
     (e) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Seller or any Seller Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Seller’s consolidated financial statements to the extent required by GAAP. Seller and the Seller Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
     (f) Except as set forth in the Disclosure Letter, neither Seller nor any Seller Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code and there has been no communication to employees by Seller or any Seller Subsidiary that would reasonably be expected to promise or guarantee such benefits.
     (g) With respect to each Compensation and Benefit Plan, if applicable, Seller has provided or made available to Purchaser copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; and (F) any Form 5310 or Form 5330 filed with the IRS within the last two years.
     (h) Except as set forth in the Disclosure Letter, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time): (A) entitle any current or former employee, consultant, independent contractor or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, (C) result in any material increase in benefits payable under or the obligation to fund benefits under any Compensation and Benefit Plan or (D) result in the triggering or imposition of any restrictions or limitations on the rights of Seller, any of the Seller Subsidiaries, the Purchaser or any of the Purchaser Subsidiaries to amend or terminate any Compensation and Benefit Plan. Except as set forth in the Disclosure Letter, the consummation of the Merger and/or the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director, consultant or independent contractor of Seller or any Seller Subsidiary to any actual or deemed payment (or benefit) which could constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code). The Disclosure Letter includes a schedule of all termination benefits and related payments that would be employees who are participants in the Seller Bank Amended and Restated Severance Plan for Key Employees, under the Compensation and Benefit Plans, assuming their employment or service is terminated as of the Closing Date and based on the other assumptions specified in such schedule. Except for such individuals described in the previous sentence and those individuals who have delivered Settlement Agreements pursuant to Section 6.08(e), no other individuals are entitled to any termination benefits or any related payments under any of the Compensation and Benefit Plans (other than a tax qualified Pension Plan).

     (i) Except as set forth in the Disclosure Letter, neither Seller nor any Seller Subsidiary maintains any compensation plans, programs or arrangements under which (i) payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, or (ii) any payment is reasonably likely to become subject to an excise tax under section 409A or 4999 of the Code.
     (j) Except as set forth in the Disclosure Letter, there are no stock option, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.
     (k) Except as set forth in the Disclosure Letter, each BOLI contract of the Seller Bank (i) constitutes a “life insurance contract” as defined in Section 7702 of the Code, (ii) does not constitute a “modified endowment contract” as defined in Section 7702A of the Code and (iii) has not resulted in the loss or denial of an interest deduction under Section 264(f) of the Code.
     (l) Except as set forth in the Disclosure Letter, each Compensation and Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Seller, any Seller Subsidiary, Purchaser, any Purchaser Subsidiary or any ERISA Affiliate.
Section 3.17 Brokers, Finders and Financial Advisors.
     Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keffe, Bruyette and Woods by Seller and the fee payable pursuant thereto, which Seller has separately disclosed to Purchaser.
Section 3.18 Environmental Matters.
     (a) Except as may be set forth in any Phase I Environmental Report identified in the Disclosure Letter (a true copy of which has been provided to Purchaser), with respect to Seller and each Seller Subsidiary:
     (i) Each of Seller and the Seller Subsidiaries, each Participation Facility, and, to Seller’s Knowledge, each Loan Property is, and has been, in compliance in all material respects with, and is not liable under, any Environmental Laws;
     (ii) Seller has received no written notice and does not otherwise have Knowledge that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Seller’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Seller Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the Seller Subsidiaries or any Participation Facility;
     (iii) Seller has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Seller’s

Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or Seller or any of the Seller Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;
     (iv) The properties currently owned or operated by Seller or any Seller Subsidiary and, to the Seller’s Knowledge, the Loan Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;
     (v) There is no suit from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;
     (vi) Except as set forth in the Disclosure Letter, there are no underground storage tanks on, in or under any properties owned or operated by Seller or any of the Seller Subsidiaries or any Participation Facility, and, to Seller’s Knowledge, the Loan Properties; and to Seller’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Seller or any Seller Subsidiaries or any Participation Facility or Loan Properties; and
     (vii) To Seller’s Knowledge, during the period of (s) Seller’s or any of the Seller Subsidiaries’ ownership or operation of any of their respective current properties or (t) Seller’s or any of the Seller Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To Seller’s Knowledge, prior to the period of (x) Seller’s or any of the Seller Subsidiaries’ ownership or operation of any of their respective current properties or (y) Seller’s or any of the Seller Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.
     (viii) To Seller’s knowledge, there is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.18(a)(ii) or (iii).
     “Loan Property” means any property in which Seller or any Seller Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
     “Participation Facility” means any facility in which Seller or any Seller Subsidiary participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
Section 3.19 Loan Portfolio.
     (a) The allowance for loan losses reflected in the notes to Seller’s audited consolidated statement of financial condition at March 31, 2005 was, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements in the Seller Reports for periods ending after March 31, 2005 were, or will be, adequate, as of the dates thereof, under GAAP.
     (b) The Disclosure Letter sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified Seller Bank or any other Seller Subsidiary during the past twelve months of, or has asserted against Seller Bank or any other Seller Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Seller Bank each borrower, customer or other party which has given Seller Bank or any other Seller Subsidiary any oral notification of, or orally asserted to or against Seller Bank or any other Seller Subsidiary, any such claim; and (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by Seller Bank or any other Seller Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
     (c) All loans receivable (including discounts) and accrued interest entered on the books of Seller and the Seller Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Seller’s or the appropriate Seller Subsidiary’s respective business, and each note or other evidences of indebtedness with respect to such loans (including discounts) is a legal, valid and binding obligation of the maker or obligor thereof, enforceable against such maker or obligor in accordance with its terms. To the Knowledge of Seller, the loans, discounts and the accrued interest reflected on the books of Seller and the Seller Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Seller or the appropriate Seller Subsidiary free and clear of any liens.
     (d) With respect to each loan owned by Seller or any Seller Subsidiary, in whole or in part (each, a “Seller Loan”):
     (i) neither Seller nor any Seller Subsidiary nor any prior holder of a Seller Loan has modified the note or any of the related security documents in any material respect or satisfied (other than the ordinary amortization of principal or prepayment of principal as permitted by the applicable loan documents), canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Seller Loan file;
     (ii) Seller or a Seller Subsidiary is the sole holder of legal and beneficial title to each Seller Loan (or Seller or Seller Subsidiary’s applicable participation interest, as applicable);
     (iii) the note and the related security documents, copies of which are included in the Seller Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Seller Loan file;

     (iv) there is no pending or, to Seller’s Knowledge, threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Seller Loan;
     (v) there is no litigation or proceeding pending or, to Seller’s Knowledge, threatened, relating to the property which serves as security for a Seller Loan that would have a material adverse effect upon the related Seller Loan;
     (vi) with respect to a Seller Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Seller Loan of Seller or a Seller Subsidiary created by such participation would not be a part of the insolvency estate of the Seller Loan originator or other third party upon the insolvency thereof; and
     (vii) each Seller Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift, other HUD-approved lender, licensed mortgage broker or insurance company.
Section 3.20 Related Party Transactions.
     Except as described in Seller’s Proxy Statement distributed in connection with the annual meeting of stockholders in 2005 (which has previously been provided to Purchaser), neither Seller nor any Seller Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Seller or any Seller Subsidiary. Except as described in Seller’s Proxy Statement, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Seller or any Seller Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Seller Bank’s loan modification policy that is applicable to all Persons. Neither Seller nor any Seller Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Seller is inappropriate.
Section 3.21 Deposits.
     None of the deposits of Seller or any Seller Subsidiary is a “brokered” deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Loan or are subject to legal restraint in the ordinary course of the banking business due to the action of the depositor or a third party.
Section 3.22 Antitakeover Provisions Inapplicable.
     Other than Section 8 of the Federal Stock Charter of Seller Bank (which Seller Bank shall amend prior to the Closing Date to eliminate any restrictions on ownership or voting of Seller Bank Common Stock), the transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to Seller or any Seller Subsidiary.

Section 3.23 Registration Obligations.
     Neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
Section 3.24 Risk Management Instruments.
     Neither Seller nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives (other than “high risk mortgage derivatives” set forth in the Disclosure Letter),” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in Seller Reports filed on or prior to the date hereof.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).
Section 4.01 Organization.
     (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.
     (b) The Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposits of the Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
     (c) Merger Sub will, at the Effective Time, be a corporation duly incorporated and validly existing under the laws of the State of Delaware. At the Effective Time, the Bank will have received all requisite approvals of government authorities to own, and the Bank will own, all of the outstanding capital stock of Merger Sub.

Section 4.02 Authority; No Violation.
     (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the transactions contemplated hereby, have been duly and validly approved by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and subject to the receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
     (b) The execution and delivery of this Agreement by Purchaser, subject to receipt of the Regulatory Approvals and compliance by Seller and Purchaser with any conditions contained therein, the consummation of the transactions contemplated hereby and compliance by Purchaser with any of the terms or provisions hereof will not (i) conflict with or result in a breach or violation of, or default under and provision of the certificate of incorporation or bylaws of Purchaser or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Purchaser.
     (c) Merger Sub will, at the Effective Time, have full corporate power and authority to execute and deliver the Plan of Interim Merger and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby.
Section 4.03 Consents.
     Except for the Regulatory Approvals and compliance with any conditions contained therein, the filing of the Proxy Statement with the SEC contemplated by Section 7.02 hereof and the approval of this Agreement by the requisite vote of the stockholders of Seller, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Purchaser, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the Merger or (b) the execution and delivery of the Plan of Interim Merger by the Purchaser and the completion by the Bank of the Bank Merger. Purchaser has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.
Section 4.04 Access to Funds.
     Purchaser has, or on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration and shall have entered into the Paying Agent Agreement with Paying Agent.
Section 4.05 Financial Statements.
     The financial statements of the Purchaser included in the Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC Form 10-K or the Securities Laws).
Section 4.06 Legal Proceedings.
     Purchaser is not a party to any action, suit or proceeding that would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.
ARTICLE V.
CONDUCT PENDING ACQUISITION
Section 5.01 Conduct of Business Prior to the Effective Time.
     Except as expressly provided in this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each Seller Subsidiary to: (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would adversely affect or delay the ability of each of Seller or any Seller Subsidiary to perform its covenants and agreements on a timely basis under this Agreement; (iv) take no action which would adversely affect or delay the ability of parties to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Seller or the Seller Subsidiaries taken as a whole.
Section 5.02 Forbearances of Seller.
     Without limiting the covenants set forth in Section 5.01 hereof, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller will not, and it will cause each of the Seller Subsidiaries not to:
     (a) change or waive any provision of its certificate of incorporation, charter or bylaws or any similar governing documents of any Seller Subsidiary except as required by law, except as necessary to eliminate Section 8A from the Federal Stock Charter of Seller Bank;
     (b) change the number of authorized or issued shares of its capital stock, issue any shares of Seller Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Seller Stock Benefit Plans, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock, or purchase or redeem or otherwise acquire any shares of its capital stock, except that (A) Seller may issue shares of Seller Common Stock upon the valid exercise, in accordance with the information set forth in the Disclosure Letter, of presently outstanding Seller Options issued under the Seller Stock Benefit Plans, (B) Seller may continue to pay its regular quarterly cash dividend of $0.075 per share with payment and record dates consistent with past practice, and (C) any Seller Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations);

     (c) except as provided in clause (p) below, enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving a payment by Seller or any Seller Subsidiary of $25,000 or more;
     (d) make any commitment relating to an application for the opening or closing of any, or open or close any, branch, automated banking or other office facility;
     (e) enter into any new line of business or introduce any new products;
     (f) grant or agree to pay any bonus, severance or termination payment (including, but not limited to discretionary severance pay) to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required by applicable law or pursuant to binding, written commitments existing on the date hereof and set forth in the Disclosure Letter, (ii) the payment of bonuses for the year ending March 31, 2006, to the extent such bonuses have been accrued in accordance with GAAP through March 31, 2006 and provided that such bonuses are consistent, as to amount and persons covered, with past practice, and (iii) Seller Bank may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, Seller may agree to pay employees of Seller or Seller Bank, who are identified by Seller and agreed to by Purchaser, a retention bonus in an individual amount, and in an aggregate amount as to all retention bonuses, to be agreed to by Purchaser;
     (g) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;
     (h) merge or consolidate Seller or any Seller Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Seller or any Seller Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Seller, or any Seller Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Seller Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;
     (i) sell or otherwise dispose of the capital stock of Seller or sell or otherwise dispose of any asset of Seller or of any Seller Subsidiary other than in the ordinary course of business consistent with past practice;
     (j) incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) or subject any asset of Seller or of any Seller Subsidiary to any lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), except as set forth in the Disclosure Letter or in the ordinary course of business consistent with past practice;

     (k) take any action which would result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;
     (l) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Seller or Seller Bank;
     (m) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which Seller or any Seller Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;
     (n) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value;
     (o) other than investments for Seller’s portfolio made in accordance with Section 5.02(m), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than the purchase of FHLB common stock necessary to maintain Seller’s membership status with the FHLB of New York and other than pursuant to existing commitments set forth in the Disclosure Letter;
     (p) except pursuant to commitments existing at the date hereof which are set forth in the Disclosure Letter, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices set forth in the Sound Federal Savings Loan Department Procedures Manual, last revised on January 20, 2005, and attached to the Disclosure Letter (the “Lending Policy”) and in amounts not to exceed the limits set forth in such Lending Policy;
     (q) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to Seller’s existing Insider Loan Policy;
     (r) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
     (s) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
     (t) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator or changes in GAAP, as advised by Seller’s independent public accountants;

     (u) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Seller Compensation and Benefit Plan;
     (v) make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth in the Disclosure Letter and other than expenditures necessary to maintain existing assets in good repair;
     (w) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
     (x) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless the Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;
     (y) undertake or, enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Seller or any Seller Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;
     (z) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding; other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate;
     (aa) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect (which includes sales of residential loans and mortgages, mortgage related and other securities as part of balance sheet management), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of Seller or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which are set forth in the Disclosure Letter; provided, however, that no sales may be made with recourse;
     (bb) purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $1,000,000;
     (cc) fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement other than as a result of ordinary wear and tear;
     (dd) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of Seller prior to the date of this Agreement and disclosed in writing to Purchaser;
     (ee) elect to the Board of Directors of Seller or Seller Bank any person who is not a member of the Board of Directors of Seller or Seller Bank as of the date of this Agreement;
     (ff) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as required by law, rule, regulation or GAAP; or
     (gg) agree to do any of the foregoing.
Section 5.03 Maintenance of Insurance.
     Seller shall maintain, and cause the Seller Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties, and the nature of its business.
Section 5.04 All Reasonable Efforts.
     Subject to the terms and conditions herein provided, Seller agrees to use, and agrees to cause each Seller Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE VI.
COVENANTS
Section 6.01 Current Information.
     (a) During the period from the date of this Agreement to the Effective Time, Seller will cause one or more of its representatives to confer with representatives of Purchaser and report the general status of its ongoing operations at such times as Purchaser may reasonably request. Seller will promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the known threat of material litigation involving Seller or any Seller Subsidiary.
     (b) Seller Bank and the Bank shall meet on a regular basis to discuss and plan for the conversion of Seller Bank’s data processing and related electronic informational systems to those used by the Bank which planning shall include, but not be limited to, discussion of the possible termination by Seller Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that, unless Seller Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Seller Bank takes, at the request of the Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Purchaser shall indemnify Seller Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Seller. Seller shall reasonably cooperate with Purchaser to effect any conversion of the operating systems of Seller and the Seller Subsidiaries to those of Purchaser or its Affiliates on the Closing Date or as soon thereafter as is reasonably practicable. In connection therewith, Seller shall, from and after the date hereof through the Closing, reasonably assist Purchaser in making and sending notices, information and materials to the customers and service providers of Seller and the Seller Subsidiaries.

     (c) Seller shall provide Purchaser, within 10 business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans). On a monthly basis, Seller shall provide Purchaser with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.
     (d) Seller shall promptly inform Purchaser upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Seller or any Seller Subsidiary under any labor or employment law.
Section 6.02 Access to Properties and Records.
     Seller shall permit Purchaser reasonable access upon reasonable notice to its properties and those of the Seller Subsidiaries, and shall disclose and make available to Purchaser during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Seller reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Purchaser may have a reasonable interest; provided, however, that Seller shall not be required to take any action that would provide access to or disclose information where such access or disclosure, in Seller’s reasonable judgment, would interfere with the normal conduct of Seller’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person, or would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or would be contrary to any law or regulation applicable to Seller Bank. Seller shall provide and shall request its auditors to provide Purchaser with such historical financial information regarding it (and related audit reports, consents and work papers) as Purchaser may reasonably request. Purchaser shall use commercially reasonable efforts to minimize any interference with Seller’s regular business operations during any such access to Seller’s property, books and records. Seller and each Seller Subsidiary shall permit Purchaser, at Purchaser’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by Seller or any Seller Subsidiary.
Section 6.03 Financial and Other Statements.
     (a) Promptly upon receipt thereof, Seller will furnish to Purchaser copies of each annual, interim or special audit of the books of Seller and the Seller Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Seller by such accountants in connection with each annual, interim or special audit of the books of Seller and the Seller Subsidiaries made by such accountants.
     (b) As soon as reasonably available, but in no event later than two business days after such documents are filed with the SEC, Seller will deliver to Purchaser the Seller Reports filed by it with the SEC. Within 10 business days after the end of each month Seller will deliver to Purchaser a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

     (c) Seller will advise Purchaser promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Seller or any of the Seller Subsidiaries.
     (d) With reasonable promptness Seller will furnish to Purchaser such additional financial data that Seller possesses and as Purchaser may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
Section 6.04 Disclosure Letter Supplements.
     From time to time prior to the Effective Time, Seller will promptly supplement or amend the Disclosure Letter delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or which is necessary to correct any information in such Disclosure Letter which has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or shall relieve Seller of any liability hereunder.
Section 6.05 Consents and Approvals of Third Parties.
     In addition to the Obligations of Article VI hereunder, Seller shall use all commercially reasonable efforts, and shall cause each Seller Subsidiary, to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.
Section 6.06 Failure to Fulfill Conditions.
     In the event that Seller determines that a condition to its obligation to complete the Merger or Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Purchaser.
Section 6.07 No Solicitation.
     (a) Seller shall not, nor shall it authorize or permit any Seller Subsidiary or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any Seller Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Seller shall, and shall cause each Seller Subsidiary and any Representative engaged thereby, to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Acquisition Proposal that the Board of Directors of Seller in good faith reasonably determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Proposal and (ii) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 6.07(a), Seller may, subject to compliance with Section 6.07(c), (x) furnish information with respect to Seller and each Seller Subsidiary to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Purchaser or is provided to Purchaser prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.
     (b) Neither the Board of Directors of Seller nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Seller), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Seller Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Seller or any Seller Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.07(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of Seller may in response to an Acquisition Proposal that the Board of Directors of Seller in good faith reasonably determines (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 6.07, (1) make a Seller Adverse Recommendation Change or (2) cause Seller to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement as provided by and with the effect set forth in Article X; provided, however, that Seller shall not be entitled to exercise its right to make a Seller Adverse Recommendation Change or terminate this Agreement pursuant to this clause until after the fifth business day following Purchaser’s receipt of written notice (a “Notice of Superior Proposal”) from Seller advising Purchaser that the Board of Directors of Seller intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors. In determining whether to make a Seller Adverse Recommendation Change or to cause Seller to so terminate this Agreement, the Board of Directors of Seller shall take into account any changes to the financial terms of this Agreement proposed by Purchaser in response to a Notice of Superior Proposal or otherwise.
     (c) In addition to the obligations of Seller forth in Sections 6.07(a) and 6.07(b), Seller shall promptly advise Purchaser orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. Seller shall (i) keep Purchaser fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, (ii) provide to Purchaser as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Seller or any Seller Subsidiary from any person that describes any of the terms or conditions of any Acquisition Proposal (including any draft acquisition agreement) and (iii) keep Purchaser fully informed in all material respects of the status and details of any determination by Seller’s Board of Directors with respect to any such Acquisition Proposal.
     (d) Nothing contained in this Section 6.07 shall prohibit Seller from complying with its disclosure obligations under federal securities laws or state law; provided, however, that in no event shall the Seller or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.07(b) (it being understood that any accurate disclosure of factual information to the stockholders of Seller that is required to be made to such stockholders under applicable federal securities Laws shall not be considered a modification prohibited by clause (i)(A) of Section 6.07(b)).
Section 6.08 Employee Benefits
     (a) Purchaser intends to approach suitably qualified employees of Seller whose positions do not continue after the Effective Time to fill vacancies within the Purchaser wherever possible. Purchaser will review all Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Seller or Seller Bank are changed or terminated by Purchaser, in whole or in part, Purchaser shall provide Continuing Employees (as defined below in Section 6.08(c)) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated Purchaser employees (as of the date any such compensation or benefit is provided). All Continuing Employees who become participants in a compensation or benefit plan sponsored, maintained or contributed to by Purchaser or any Purchaser Subsidiary shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Seller or Seller Bank or any predecessor thereto prior to the Effective Time; provided, however, that such service shall not be recognized for any purpose under Purchaser’s tax qualified defined benefit plan or retiree insurance plan.
     (b) The Seller ESOP shall be terminated as of, or prior to, the Effective Time. All shares held by the Seller ESOP shall be converted into the right to receive the Merger Consideration, all outstanding Seller ESOP indebtedness shall be repaid as soon as practicable following the Effective Time, and the balance of the shares and any other assets remaining in the loan suspense account shall be allocated and distributed to Seller ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the Seller ESOP and unless otherwise required by applicable law. Prior to the Effective Time, Seller, and following the Effective Time, Purchaser, shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, Seller, and following the Effective Time, Purchaser, will adopt such amendments to the Seller ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Seller, prior to the Effective Time, nor Purchaser, following the Effective Time, shall make any distribution from the Seller ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the Seller ESOP, the terms of the Seller ESOP shall control; however, in the event of any such conflict, Seller before the Effective Time, and Purchaser, after the Effective Time, shall use their best efforts to cause the Seller ESOP to be amended to conform to the requirements of this Section.
     (c) In the event of any termination of any Seller or Seller Bank health plan or consolidation of any such plan with any Purchaser or Bank health plan, Purchaser shall make available to employees of Seller or Seller Bank who continue employment with Purchaser or a Purchaser Subsidiary (“Continuing Employees”) and their dependents, employer-provided health coverage on the same basis as it provides such coverage to Purchaser employees. Unless a Continuing Employee affirmatively terminates coverage under a Seller or Seller Bank health plan prior to the time that such Continuing Employee becomes eligible to participate in the Purchaser or Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Seller or Seller Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser or Bank and their dependents. In the event of a termination or consolidation of any Seller or Seller Bank health plan, terminated Seller or

Seller Bank employees and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser or Bank in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any Seller or Seller Bank health plan, or consolidation of any Seller or Seller Bank health plan with any Purchaser or Bank health plan, individuals covered by the Seller or Seller Bank health plan shall be entitled to immediate coverage under the Purchaser or Bank health plan in accordance with HIPAA and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights. All Seller or Seller Bank employees who cease participating in a Seller or Seller Bank health plan and become participants in a comparable Purchaser or Bank health plan shall receive credit for any co-payment and deductibles paid under Seller’s or Seller Bank’s health plan, to the extent such credit would be provided under Seller’s or Seller Bank’s health plan, for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Purchaser or Bank health plan, upon substantiation, in a form satisfactory to Purchaser or Bank that such co-payment and/or deductible has been satisfied.
     (d) Prior to the Effective Time, Seller shall take or cause to be taken all requisite action to (i) freeze, as of the Effective Time, future benefit accruals under Seller’s defined benefit plans (whether or not tax-qualified) and (ii) if requested by Purchaser, to amend any or all of Seller’s Compensation and Benefit Plans to prohibit the enrollment of new participants after the Effective Time.
     (e) Purchaser shall assume and honor Seller and Seller Bank’s obligations under the Compensation and Benefit Plans; provided, however, concurrently with the execution and delivery of this Agreement, Richard P. McStravick, Anthony J. Fabiano and each of the members of the Board of Directors of Seller will execute and deliver to the Purchaser an agreement in the form attached hereto as Exhibit D (a “Settlement Agreement”) setting forth the manner in which his or her rights under the Compensation and Benefit Plans will be settled by the Seller or the Purchaser or assumed and honored by the Purchaser, as applicable.
     (f) Immediately prior to the Effective Time, Seller and/or the Seller Subsidiaries shall terminate each of the Seller Bank Amended and Restated Director Deferred Fee Plan, the Seller Bank 2005 Director Deferred Fee Plan and the Seller Bank Amended and Restated Director Retirement Plan, and shall pay the amounts due thereunder in a lump sum to the participants therein, on or prior to the Effective Time in accordance with Code Section 409A. Each person receiving a payment thereunder shall concurrently execute and deliver an acknowledgment acknowledging the payment of the amounts due and releasing Purchaser, Seller and Seller Bank from any further obligations thereunder.
     (g) Immediately prior to the Effective Time, a lump sum payment of the present value due to each executive in connection with a change in control under the Seller Bank Amended and Restated Non-Qualified Supplemental Executive Retirement Agreement shall be made to each executive who is a party to the Seller Bank Amended and Restated Non-Qualified Supplemental Executive Retirement Agreement. Each executive receiving a payment thereunder shall concurrently execute and deliver an acknowledgment acknowledging the payment of the amounts due and releasing Purchaser, Seller and Seller Bank from any further obligations thereunder. Following the distribution of all amounts due thereunder, but in any event, prior to the Effective Time, the Amended and Restated Non-Qualified Supplement Executive Agreements shall be terminated. The Supplemental Retirement Agreement for William J. LaCalamito shall not terminate at the Effective Time but benefits due thereunder shall be paid in accordance with the agreement.
     (h) After the execution of this Agreement, neither Seller nor Seller Bank shall reassign any person who is a “key employee” (within the meaning of the Amended and Restated Severance Plan for Key Employees) to a principal place of employment that is 30 or more miles from Purchaser’s executive offices at West 80 Century Road, Paramus, New Jersey. Purchaser will offer a service-based severance pay plan and an outplacement assistance program for employees of Seller or Seller Bank who are discharged without cause within one year after the Effective Time and who are not otherwise eligible for termination benefits under an employment agreement or the Amended and Restated Severance Plan for Key Employees. Prior to the execution and delivery of this Agreement, the Seller or Seller Bank shall cause the Committee (as such term is defined in the Seller Bank Amended and Restated Severance Plan for Key Employees) to appoint the individuals designated by Purchaser or Bank as the successors to the members of such Committee.
     (i) Prior to the execution and delivery of this Agreement, Seller and Seller Bank shall amend the Sound Federal Savings Amended and Restated Supplemental Executive Retirement Agreement, the Sound Federal Savings Amended and Restated Director Retirement Plan and the Sound Federal Savings Amended and Restated Director Deferred Fee Plan to eliminate therefrom any restriction (other than any restriction specifically required to be set forth therein to avoid the imposition of an excise tax under section 409A of the Code) on the right of Purchaser to terminate or cause to terminate any of them, to the extent not terminated prior to the Effective Time. A certified copy of resolutions adopted by the Board of Directors of Seller or Seller Bank, as applicable, effecting such amendments shall be included in Section 6.08(i) of the Disclosure Letter.
Section 6.09 Advisory Board.
     Effective as of the Closing Date, Purchaser shall establish an Advisory Board (the “Advisory Board”). Each person who serves on the Board of Directors of Seller or Seller Bank both on the date of this Agreement and immediately prior to the Effective Time, shall be appointed to the Advisory Board effective immediately following the Effective Time. The Advisory Board shall meet quarterly, and shall be continued for a period of three years. Each advisory board member shall receive an annual retainer of $20,000 payable at the first quarterly meeting of each year.
Section 6.10 Directors and Officers Indemnification and Insurance.
     (a) Purchaser shall maintain, or shall cause the Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Seller and Seller Bank (provided, that Purchaser may, at its option, substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Purchaser be required to expend annually pursuant to this Section 6.10(a) more than 175% of the annual cost currently expended by Seller and Seller Bank with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceed the Maximum Amount, Purchaser shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Seller agrees in order for Purchaser to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.
     (b) In addition to Section 6.10(a), for a period of six years after the Effective Time, Purchaser shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Seller or an Seller Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or a Seller Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under Delaware law (to the extent not prohibited by federal law), Purchaser’s Certificate of Incorporation and Bylaws, and under Seller’s Certificate of Incorporation and Bylaws. Purchaser shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.10(b) upon learning of any Claim, shall notify Purchaser (but the failure so to notify Purchaser shall not relieve it from any liability which it may have under this Section 6.10(b), except to the extent such failure materially prejudices Purchaser) and shall deliver to Purchaser the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Purchaser shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Seller or any Seller Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Seller or any Seller Subsidiary. Such determination shall be made in accordance with the DGCL.
     (c) In the event that either Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.10.
     (d) The obligations of Purchaser provided under this Section 6.10 are intended to be enforceable against Purchaser directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Purchaser. Purchaser shall pay all reasonable costs, including attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.10 to the fullest extent permitted under applicable law.

Section 6.11 Certain Policies of Seller.
     At the written request of Purchaser, each of Seller or any Seller Subsidiary shall modify and change its loan, litigation, real estate valuation policies and practices (including loan classifications and levels of reserves), investment and asset/liability management policies and practices and operating and internal control procedures after the date on which all required regulatory and shareholder approvals are received and immediately prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Purchaser or the Bank; provided, that such policies and procedures are consistent with GAAP and all applicable laws and regulations. Seller’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.11.
Section 6.12 Antitakeover Provisions.
     Seller shall take all steps (i) to exempt or continue to exempt Purchaser and Merger Sub, this Agreement, the Merger and the Bank Merger from any provisions of an anti-takeover nature in the Seller Certificate of Incorporation or Bylaws (or equivalent documents), and the provisions of any federal or state anti-takeover laws, and (ii) upon the request of Purchaser, to assist in any challenge by Purchaser or Merger Sub to the applicability to this Agreement, the Merger and the Bank Merger of any federal or state anti-takeover law.
Section 6.13 Voting Agreements.
     Each director and executive officer of Seller and Seller Bank shall execute a voting agreement substantially in the form attached as Exhibit A as of the date hereof.
ARTICLE VII.
REGULATORY AND OTHER MATTERS
Section 7.01 Meeting of Stockholders.
     Seller shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering and voting on approval of this Agreement and the Merger, and for such other, purposes as may be, in Seller’s reasonable judgment, necessary or desirable (the “Seller Stockholders Meeting”). In connection with the solicitation of proxies with respect to the Seller Stockholders Meeting, the Board of Directors of Seller shall recommend approval of this Agreement to the Seller stockholders (subject to Section 6.07) and cooperate and consult with Purchaser with respect to each of the foregoing matters. Seller shall use its best efforts to solicit approval of the Merger. Without limiting the generality of the foregoing, Seller shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.
Section 7.02 Proxy Statement.
     As soon as practicable after the date hereof, Seller shall prepare a Proxy Statement, which shall be reasonably acceptable to counsel to Purchaser, for the purpose of taking stockholder action on the Merger and this Agreement and file the Proxy Statement with the SEC not later than 45 days from the date hereof and respond to comments of the staff of the SEC and promptly mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of Seller. Seller represents and covenants that the Proxy Statement and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of the Stockholder Meetings to be held in connection with the Merger, will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except as to information regarding Purchaser as to which no representation or covenant is being made). Purchaser represents and covenants that information regarding Purchaser, that Purchaser provides to Seller for inclusion in the Proxy Statement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the date of mailing of the Proxy Statement to stockholders of Purchaser.
Section 7.03 Regulatory Approvals.
     Each of Seller and Purchaser will cooperate with the other and use all reasonable efforts to promptly prepare and file all necessary documentation to obtain the Regulatory Approvals. Seller and Purchaser will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Seller or Purchaser to any Bank Regulator or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and any of the Seller Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Seller and Purchaser shall each furnish to the other a copy of each publicly available portion of such filing made in connection with the transactions contemplated by this Agreement with any governmental body promptly after its filing.
ARTICLE VIII.
CLOSING CONDITIONS
Section 8.01 Conditions to Each Party’s Obligations under this Agreement.
     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
     (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Seller in accordance with applicable law and regulations.
     (b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
     (c) Regulatory Approvals. All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any condition or requirement, that would, in the judgment of the Board of Directors of Purchaser, have a Material Adverse Effect on (x) Seller and the Seller Subsidiaries taken as a whole or (y) Purchaser and the Purchaser Subsidiaries taken as a whole.

Section 8.02 Conditions to the Obligations of Purchaser under this Agreement.
     The obligations of Purchaser under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.02 at or prior to the Closing Date:
     (a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), and Seller shall have delivered to Purchaser a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Seller as of the Effective Time.
     (b) Agreements and Covenants. Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Purchaser shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and Chief Financial Officer of Seller to such effect dated as of the Effective Time.
     (c) Good Standing. Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of Seller and each Seller Subsidiary.
     (d) Third Party Consents. Seller shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 7.03) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Seller or any Seller Subsidiary is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Seller (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.
     (e) Legal Opinion. Seller shall have caused to be delivered to Purchaser an opinion, dated the Closing Date, from the law firm of Luse Gorman Pomerenk & Schick, P.C., counsel to Seller, concerning the following matters:
     (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller Bank is a federally chartered stock savings and loan association duly organized and in existence under the laws of the United States of America;
     (ii) Seller and Seller Bank have the power and authority to carry on the business as described in the Proxy Statement and to consummate the transactions contemplated by this Agreement;
     (iii) this Agreement has been duly authorized and approved by Seller and this Agreement and the transactions contemplated hereby have been approved by the requisite vote of Seller’s stockholders and duly authorized, executed and delivered by Seller;

     (iv)  all corporate acts, other proceedings required to be taken by or on the part of Seller, including the adoption of this Agreement by the stockholders of Seller, and the necessary approvals, consents, authorizations or notifications required to be taken to consummate the transactions contemplated by this Agreement, have been properly taken or obtained; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the certificate of incorporation, charter or bylaws of Seller or Seller Bank, as the case may be; or (ii) violate, conflict with, result in the material breach or termination of, constitute a material default under, or accelerate the performance required by any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller or Seller Bank are a party or by which it or any of their properties or assets may be bound and of which such counsel is aware, or violate any statute, rule or regulation applicable to Seller or Seller Bank, which would have a Material Adverse Effect on the financial condition, assets, liabilities, or business of Seller or Seller Bank; no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement is required for the consummation by Seller or Seller Bank of the transactions contemplated by this Agreement;
     (f) Other Documents. Seller will furnish Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.02 or as are customary for transaction of the type provided for herein as Purchaser may reasonably request.
Section 8.03 Conditions to the Obligations of Seller under this Agreement.
     The obligations of Seller under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 8.03 at or prior to the Closing Date:
     (a)  Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), and Purchaser shall have delivered to Seller a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Purchaser as of the Effective Time.
     (b)  Agreements and Covenants. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser to such effect dated as of the Effective Time.
     (c)  Payment of Merger Consideration. Purchaser shall have delivered the Merger Consideration to the Paying Agent on or before the Closing Date and the Paying Agent shall provide Seller with a certificate evidencing such delivery.
     (d)  Good Standing. Seller shall have received a certificate (such certificate to be dated as of a day as close as practicable to the Closing Date) from the appropriate authority as to the good standing or corporate existence, as applicable of each of Purchaser and Merger Sub.

     (e) Other Documents. Purchaser will furnish Seller with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.03 or as are customary for transaction of the type provided for herein as Seller may reasonably request.
ARTICLE IX.
THE CLOSING
Section 9.01 Time and Place.
     Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Thacher Proffitt & Wood LLP, Two World Financial Center, New York, New York 10281, at 10:00 a.m., or at such other place or time upon which Purchaser and Seller mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Thacher Proffitt & Wood LLP, Two World Financial Center, New York, New York 10281, at 10:00 a.m. on the day prior to the Closing Date.
Section 9.02 Deliveries at the Pre-Closing and the Closing.
     At the Pre-Closing there shall be delivered to Purchaser and Seller the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Purchaser shall deliver the Merger Consideration as set forth under Section 8.03(c) hereof.
ARTICLE X.
TERMINATION, AMENDMENT AND WAIVER
Section 10.01 Termination.
     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Seller:
     (a) At any time by the mutual written agreement of Purchaser and Seller;
     (b) By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement (subject to the standard set forth in Section 8.02(a) or 8.03(a), as applicable) on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;
     (c) By either party (provided, that the terminating party is not then in breach of any representation or warranty or breach of any covenant or other agreement contained herein) if there shall have been a failure to perform or comply in any material respect with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;
     (d) At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Purchaser and Seller; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;
     (e) By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or Bank Merger and such order, decree, ruling or other action shall have become final and unappealable;
     (f) By either party, if Stockholder Approval shall have not been obtained at the Seller Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;
     (g) By Seller in accordance with the terms and subject to the conditions of Section 6.07(b); or
     (h) By Purchaser if prior to obtaining Stockholder Approval (i) a Seller Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of Seller fails to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Purchaser to provide such reaffirmation following an Acquisition Proposal.
Section 10.02 Effect of Termination.
     (a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.02, 11.01, 11.06, 11.09, 11.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
     (b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
     (i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
     (ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall be liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
     (iii) As a condition of Purchaser’s willingness, and in order to induce Purchaser to enter into this Agreement, and to reimburse Purchaser for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Seller hereby agrees to pay Purchaser, and Purchaser shall be entitled to payment of, a fee of $13,265,000 (the “Seller Fee”), within three business days after written demand for payment is made by Purchaser, following the occurrence of any of the events set forth below:
(A) This Agreement is terminated pursuant to Sections 10.01(g) or 10.01(h); or
(B) The entering into a definitive agreement by Seller relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Seller within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Purchaser pursuant to Section 10.01(b) or 10.01(c) because of a willful breach by Seller or any Seller Subsidiary; or (ii) the failure of the stockholders of Seller to approve this Agreement after the occurrence of an Acquisition Proposal.
     (iv) If demand for payment of the Seller Fee is made pursuant to Section 10.02(b)(iii) and payment is timely made, then Purchaser will not have any other rights or claims against Seller or the Seller Subsidiaries, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Seller Fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of Purchaser against Seller and the Seller Subsidiaries and their respective officers and directors.
Section 10.03 Amendment, Extension and Waiver.
     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Seller), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Seller’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.
ARTICLE XI.
MISCELLANEOUS
Section 11.01 Confidentiality.
     Except as specifically set forth herein, Purchaser and Seller mutually agree to be bound by the terms of the confidentiality agreements dated November 28, 2005 (the “Confidentiality Agreements”) previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. Seller acknowledges that Purchaser is a third party beneficiary of any and all confidentiality agreements entered into by Seller in the past six (6) months similar to the confidentiality agreement between the parties hereto.
Section 11.02 Public Announcements.
     Seller and Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Seller nor Purchaser shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.
Section 11.03 Survival.
     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
Section 11.04 Notices.
     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Seller, to:	Richard P. McStravick
President and Chief Executive Officer
Sound Federal Bancorp, Inc.
1311 Mamaroneck Avenue
White Plains, NY 10605
Fax: (914) 761-1850

With required copies to:	Eric Luse, Esq.
and Alan Schick, Esq.
Luse Gorman Pomerenck & Schick, P.C.
5335 Wisconsin Avenue, NW, Suite 400
Washington, DC 20015
Fax: (202) 362-2902

If to Purchaser, to:	Ronald E. Hermance, Jr.
Chairman, President and
Chief Executive Officer
Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
Fax: (201) 261-1995

With required copies to:	Omer S. J. Williams, Esq.
and Robert C. Azarow, Esq.
Thacher Proffitt & Wood LLP

Two World Financial Center
New York, New York 10281
Fax: (212) 912-7751
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.
Section 11.05 Parties in Interest.
     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as specifically provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
Section 11.06 Complete Agreement.
     This Agreement, including the Exhibits hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, together with the Confidentiality Agreements referred to in Section 11.01, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other, than the Confidentiality Agreements referred to in Section 11.01 hereof) between the parties, both written and oral, with respect to its subject matter.
Section 11.07 Counterparts.
     This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.
Section 11.08 Severability.
     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 11.09 Governing Law.
     This Agreement shall be governed by the laws of the State of New York, without giving effect to its principles of conflicts of laws, other than Section 5-1401 of the New York General Obligations Law.
Section 11.10 Interpretation.
     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.01(a)” would be part of “Section 5.01” and references to “Section 5.01” would also refer to material contained in the subsection described as “Section 5.01(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.
Section 11.11 Specific Performance.
     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Hudson City Bancorp, Inc.
By:	/s/ Ronald E. Hermance, Jr.
Ronald E. Hermance, Jr.
Chairman, President and Chief Executive Officer

Sound Federal Bancorp, Inc.
By:	/s/ Richard P. McStravick
Richard P. McStravick
President and Chief Executive Officer

EXHIBIT A
VOTING AGREEMENT
February ___, 2006
Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
Ladies and Gentlemen:
     Hudson City Bancorp, Inc. (the “Purchaser”) and Sound Federal Bancorp, Inc. (the “Seller”) have entered into an Agreement and Plan of Merger dated as of February 8, 2006 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Seller will merge with and into a corporation to be formed as a wholly owned subsidiary of the Hudson City Savings Bank (the “Merger”) and (b) stockholders of Seller will receive the Merger Consideration stated in the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
     Purchaser has requested, as a condition to its execution and delivery of the Merger Agreement, that the undersigned, being a director or officer of Seller and/or Seller Bank, execute and deliver to Purchaser this Letter Agreement (the “Agreement”).
     The undersigned (the “Stockholder”), in order to induce Purchaser to execute and deliver the Merger Agreement, and intending to be legally bound, hereby irrevocably:
     (a) Agrees to be present (in person or by proxy) at all meetings of stockholders of Seller called to vote for approval of the Merger so that all shares of common stock of Seller over which the undersigned or a member of the undersigned’s immediate family now has sole or shared voting power (including any shares acquired by the Stockholder prior to the record date for such meetings) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Seller), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Seller, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;
     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Seller, to approve or adopt the Merger Agreement;
     (c) Agrees not to sell, transfer or otherwise dispose of any Seller Common Stock on or prior to the date of any meeting of Seller Stockholders to vote on the Merger Agreement, except for (i) transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code, lineal descendants or the spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement, and (ii) dispositions pursuant to cashless exercises of outstanding options to purchase common stock of Seller;

     (d) Represents that Stockholder (i) has full power, corporate or otherwise, to enter into this Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) is the beneficial owner of all shares of Seller Common Stock as indicated on the final page of this Agreement (the “Shares”), which at the date hereof are, and at all times up until the Termination Date will be, free and clear of any liens, claims, options, charges, proxies or voting restrictions or other encumbrances, and (iii) does not beneficially own any shares of capital stock of Seller other than the Shares;
     (e) Agrees that Stockholder will not, and will cause his or her representatives and agents not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize any of its representatives or agents to take any such action; provided, however, that nothing in this clause (e) shall prohibit Stockholder from taking actions in such Stockholder’s capacity as director or executive officer of the Seller in accordance with Section 6.07 of the Merger Agreement;
     (f) Agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Purchaser, to carry out the intent of this Agreement;
     (g) Agrees not to assert, demand or exercise any rights of appraisal or dissenters in connection with the Merger;
     (h) Agrees that if any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Purchaser. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Stockholder and Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of this Agreement as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible;
     (i) Agrees that this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Stockholder and Purchaser and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of Stockholder and Purchaser may be assigned by either Stockholder or Purchaser without the prior written consent of the other;
     (j) Agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that Purchaser shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of New York, in addition to any other remedy to which Purchaser may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived;
     (k) Agrees that this Agreement shall be governed by, and interpreted in accordance with the laws of the State of New York, without regarding to conflicts of laws principles thereof other than Section

5-1401 of the New York General Obligations Law. Stockholder agrees that all actions and proceedings arising in connection with this Agreement or any agreement, document or instrument executed in connection herewith shall be tried and litigated in the state and Federal courts located in New York, New York (other than appeals from those courts that may have to be heard outside of New York, New York); and
     (l) The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

     The undersigned intends to be legally bound hereby.

Sincerely,

Name:
Title:

Address for Notice:

Shares beneficially owned:

shares of Common Stock of

EXHIBIT B
PLAN OF INTERIM MERGER
     This PLAN OF INTERIM MERGER dated as of                                         , 2006 (the “Plan of Interim Merger”) is entered into by and between Hudson City Merger Sub, Inc. (the “Merger Sub”), a Delaware corporation, and Sound Federal Bancorp, Inc., a Delaware corporation registered as a savings and loan holding company (the “Seller”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February 8, 2006 (the “Merger Agreement”), by and between Hudson City Bancorp, Inc. (the “Purchaser”) and Seller, each a Delaware corporation, Seller will merge with and into Merger Sub, a wholly owned subsidiary of the Bank (the “Merger”); and
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     Section 1. The Interim Merger. On the effective date, Merger Sub shall be merged with and into Seller, with Seller being the surviving entity (the “Interim Merger”). The Interim Merger shall be subject to the terms and conditions of the Merger Agreement, and shall be prior in time to the proposed merger of Sound Federal Savings, a wholly-owned subsidiary of Seller, (the “Seller Bank”) with and into Hudson City Savings Bank (the “Bank”). Upon completion of the Interim Merger, the separate corporate existence of Merger Sub shall thereupon cease. Seller shall continue to be governed by the laws of the State of Delaware and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Interim Merger.
     Section 2. Name of Surviving Corporation. The name of the surviving corporation in the Interim Merger (the “Surviving Corporation”) shall be “                                        ”.
     Section 3. Location of Offices. The business of the Surviving Corporation shall be conducted at its administrative office at West 80 Century Road, Paramus, New Jersey 07652, and at all other locations where Seller was legally authorized to carry out its business immediately prior to the Interim Merger.
Section 4. Effect on Outstanding Shares.
          (a) By virtue of the Interim Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock issued and outstanding at the effective time of the Interim Merger (the “Effective Time”) (other than (i) shares the holder of which (the “Dissenting Stockholder”) pursuant to any applicable law providing for dissenters’ or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the “Dissenters’ Shares”), (ii) shares held directly or indirectly by Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (iii) unissued Seller Common Stock reserved for issuance pursuant to the Seller Stock Benefit Plan and (iv) Treasury Stock ) shall become and be converted into the right to receive $20.75 in cash without interest.

          (b) At the Effective Time, each share of Seller Common Stock held directly or indirectly by Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and Treasury Stock shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.
          (c) The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation at the Effective Time by virtue of the Interim Merger, automatically and without any action on the part of the holder thereof, and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.
     Section 5. Assets and Liabilities. At the Effective Time, all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by Seller shall pass to and vest in the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be deemed to be a continuation of Seller. The rights and obligations, including liabilities, of Seller shall become the rights and obligations of the Surviving Corporation.
     Section 6. Directors and Officers. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.
     Section 7. Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of Seller shall be amended in their entirety to conform to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and shall become the certificate of incorporation and bylaws of the Surviving Corporation.
     Section 8. Termination. This Plan of Interim Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article X thereof.
     Section 9. Stockholder Approval. The transactions contemplated by this Plan of Interim Merger have been approved by the affirmative vote of a majority of the outstanding shares of Seller and by the Bank as sole shareholder of Merger Sub.
     Section 10. Amendments. This Plan of Interim Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.
     Section 11. Counterparts. This Plan of Interim Merger may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.
     Section 12. Successors. This Plan of Merger shall be binding upon the successors of Seller Bank and the Bank.
     Section 13. Governing Law. This Plan of Interim Merger shall be governed by, and interpreted in accordance with the laws of the State of New York, without regarding to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.
     Section 14. Severability. In the event that any one or more provisions of this Plan of Interim Merger shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Plan of Interim Merger and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Plan of Interim Merger.
     Section 15. Captions and References. The captions contained in this Plan of Interim Merger are for convenience of reference only and do not form a part of this Plan of Interim Merger.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Interim Merger to be duly executed as of the date first above written.

Hudson City Merger Sub, Inc.
By:
Name
Title

     I, Veronica A. Olszewski, the duly elected, qualified and acting Secretary of Hudson City Merger Sub, Inc., hereby certify that this Agreement and Plan of Interim Merger has been approved and adopted by Hudson City Savings Bank, the sole stockholder of Hudson City Merger Sub, Inc., as of                                         , 2006.

Veronica A. Olszewski
Secretary

Sound Federal Bancorp, Inc.
By:
[Name]
[Title]

     I,                                         , the duly elected, qualified and acting Secretary of Sound Federal Bancorp, Inc. hereby certify that this Agreement and Plan of Interim Merger has been approved and adopted by Sound Federal Bancorp, Inc., as of                                         , 2006.

[Name]
Secretary

EXHIBIT C
PLAN OF BANK MERGER
     This PLAN OF BANK MERGER (the “Plan of Merger”) is dated as of ___, 2006, by and between Hudson City Savings Bank, a federally chartered savings bank (the “Bank”), and Sound Federal Savings, a federally chartered savings bank (the “Seller Bank”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February 8, 2006 (the “Merger Agreement”), by and between Hudson City Bancorp, Inc. (the “Purchaser”) and Sound Federal Bancorp, Inc. (the “Seller”), each a Delaware corporation, Seller will merge with and into Merger Sub, a wholly owned subsidiary of the Bank (the “Merger”); and
     WHEREAS, the Merger Agreement provides that subsequent to consummation of the Merger, Seller Bank shall be merged with and into the Bank, with the Bank as the Surviving Bank;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. The Bank Merger.
          (a) Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller Bank shall be merged with and into the Bank pursuant to the Bank Merger Act, as amended, and the relevant regulations of the Office of Thrift Supervision. The Bank shall be the “Surviving Bank” of the Bank Merger and shall continue to be governed by the Office of Thrift Supervision.
          (b) At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Seller Bank and the Bank (together, the “Merging Banks”) and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank.
          (c) The Bank Merger shall become effective as of the date of the certificate of merger prepared by the Office of Thrift Supervision (the “Effective Time”).
     Section 2. Name of Surviving Bank. The name of the Surviving Bank shall be “Hudson City Savings Bank.”
     Section 3. Principal Office and Location of Other Offices. The principal office of the Bank shall continue to be West 80 Century Road, Paramus, New Jersey 07652 after the Effective Time. The branch offices of Seller Bank and the Bank will be operated as branch offices of the Surviving Bank immediately following the Effective Time. Schedule 3 to this Plan of Merger contains a list of the principal offices and branch offices of both Seller Bank and the Bank.

     Section 4. Effect on Outstanding Shares. Upon the effectiveness of the Bank Merger, (i) each share of common stock, par value $0.10 per share, of Seller Bank issued and outstanding immediately prior to the Effective Time shall be cancelled and (ii) each share of common stock, par value $2.00 per share, of the Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.
     Section 5. Assets and Liabilities. At the Effective Time, all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by the Seller Bank shall become the property of the Surviving Bank. The Surviving Bank shall be deemed to be a continuation of the Seller Bank, the rights and obligations of which shall succeed to such rights and obligations and the duties and liabilities connected therewith.
     Section 6. Savings Accounts. At the Effective Time, all savings accounts and certificates of deposit in Seller Bank, shall, without issue reissue, be and become savings and certificates of deposit of the Surviving Bank, the rights and obligations of which shall succeed to such rights and obligations and the duties and liabilities connected therewith.
     Section 7. Directors and Officers. On and after the Effective Time, until changed in accordance with the certificate of incorporation and bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of the Bank immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of the Bank immediately prior to the Effective Time. Schedule 7 to this Plan of Merger sets forth the names of the directors and officers of the Surviving Bank. The directors and officers of the Surviving Bank shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Bank.
     Section 8. Certificate of Incorporation. On and after the Effective Time, the Certificate of Incorporation of the Bank shall be the Certificate of Incorporation of the Surviving Bank until amended in accordance with applicable law.
     Section 9. Bylaws. On and after the Effective Time, the Bylaws of the Bank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.
     Section 10. Capital of Surviving Bank. The amount of capital stock of the Surviving Bank immediately following the Effective Time shall be                                 shares of common stock, par value $0.01 per share, and immediately following the Effective Time, the Surviving Bank shall maintain a surplus of at least [                    ] ($[                    ]).
     Section 11. Liquidation Account. At the Effective Time, the liquidation account of the Seller Bank shall be assumed and become the liquidation account of the Surviving Bank.
     Section 12. Conditions Precedent. The respective obligations of each party under this Plan of Merger shall be subject to (i) the consummation of the Merger pursuant to the Merger Agreement and (ii) the approval of this Plan of Merger by the respective sole stockholder of each of the Bank and Seller Bank.
     Section 13. Termination. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article X thereof.

     Section 14. Amendments. To the extent permitted by the Office of Thrift Supervision, this Plan of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.
     Section 15. Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.
     Section 16. Successors. This Plan of Merger shall be binding upon the successors of Seller Bank and the Bank.
     Section 17. Governing Law. This Plan of Merger shall be governed by, and interpreted in accordance with the laws of the State of New York, without regarding to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.
     Section 18. Severability. In the event that any one or more provisions of this Plan of Merger shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Plan of Merger and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Plan of Merger.
     Section 19. Captions and References. The captions contained in this Plan of Interim Merger are for convenience of reference only and do not form a part of this Plan of Interim Merger.
[Signature page follows]

     IN WITNESS WHEREOF, Seller Bank and the Bank have caused this Plan of Merger to be executed by their duly authorized officers as of the date first set forth above.

Hudson City Savings Bank

Attest:

By:

Name:		Name:
Title:		Title:

Sound Federal Savings

Attest:

By:

Name:		Name:
Title:		Title:

Schedule 3
List of Principal and Branch Offices

Schedule 7
List of Directors and Officers of Surviving Bank

Exhibit D
Letter to be Delivered by Each Non-Employee Director Pursuant to Section 6.08(f) of the
Agreement and Plan of Merger between Hudson City Bancorp, Inc. and Sound Federal
Bancorp, Inc.
          February 8, 2006

Hudson City Bancorp, Inc	Sound Federal Bancorp, Inc.	Sound Federal Savings
West 80 Century	1311 Mamaroneck Ave	1311 Mamaroneck Ave
Paramus, New Jersey	White Plains, NY	White Plains, NY
Ladies and Gentlemen:
          This letter is being delivered to you pursuant to section 6.08(f) of the Agreement and Plan of Merger by and between Hudson City Bancorp, Inc. (“HCBK”), and Sound Federal Bancorp, Inc. (“SFFS”) (such agreement, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.
     1. Closing Date Payment. Immediately prior to the Effective Time, SFFS will pay, or cause Sound Federal Savings to pay, to me $___ (the “Closing Date Payment”) in full settlement of my rights in, to and under the Sound Federal Savings Directors Retirement Plan (the “Retirement Plan”) upon the termination of the Retirement Plan. In addition, Schedule A attached hereto, discloses as of December 31, 2005, the aggregate cash account and stock account balances in the SFFS Restated Director Deferred Fee Plan and the 2005 Director Deferred Fee Plan. Immediately prior to the Effective Time SFFS will distribute the amounts and shares, as applicable, plus any dividends paid and interest accrued after December 31, 2005 to me (the “Deferred Fee Plan Payments”). Following such payments, I hereby irrevocably consent to the termination of the Retirement Plan and the Deferred Fee Plans by or at the direction of SFFS at or immediately prior to the Effective Time or by or at the direction of HCBK after the Effective Time.
     2. Unvested Restricted Stock. As of the date of this letter, I have been granted [___] shares of restricted stock under the SFFS 2004 Incentive Stock Benefit Plan that have not yet vested. The Restricted Stock will continue vest in accordance with its terms (including any acceleration provisions occasioned by the transactions contemplated by the Merger Agreement) and, if held by me on the Closing Date, will be exchanged for the Merger Consideration in the manner provided in the Merger Agreement.
     3. Unexercised Stock Options. As of the date of this letter, I have been granted the following options to purchase SFFS Common Stock that are unexercised (the “Stock Options”):

# of Shares	Exercise Price	Future Vesting Date (if applicable)

Hudson City Bancorp, Inc.
February 8, 2006	Page 2.
I understand and agree that the Stock Options that remain unexercised as of the Effective Time will be canceled at the Effective Time and converted into the right to receive a cash amount for each share subject to a Stock Option equal to the excess (if any) of (a) the Merger Consideration over (b) its exercise price specified in the above table, such amount to be paid at the time, in the manner and subject to the terms and conditions specified in the Merger Agreement. I irrevocably consent to the settlement of my Stock Options in this manner and waive any right that I might otherwise have to have my unexercised Stock Options addressed in any other manner.
     4. No Other Payments or Benefits. I hereby acknowledge and agree with Sound Federal Savings, SFFS and HCBK that, except for vested accrued benefits to which I am or become entitled and any rights to indemnification or to errors and omissions insurance coverage, rights as a stock holder of HCBK and/or SFFS, rights under contracts between me and HCBK that are, in each case, expressly provided for in the Merger Agreement (the “Additional Rights”) (such payments and benefits under the Qualified Plans, Welfare Plans and Additional Rights, collectively, the “Basic Benefits”), rights to earned but unpaid compensation that I or entities affiliated with me may have as a vendor of services (other than services as a director or employee of SFFS or Sound Federal Savings) or products, and the payments, benefits and other rights set forth in this letter, no other payments, benefits or other rights are due to me.
     5. Delivery of Receipts. I understand and agree that SFFS may condition the Retirement Plan Payment and the Deferred Fee Plan Payments on my execution and delivery of a receipt in such form as SFFS and HCBK may reasonably prescribe acknowledging receipt of the payment in full settlement of my rights under the Retirement Plan, and Deferred Fee Plans.
     6. Effect on other Agreements. To the extent necessary to give effect to the purposes hereof, this letter shall constitute an amendment to each and every governing document for each and every plan, agreement or arrangement under which I may have a right to payments and benefits to reflect the relevant terms and conditions of this letter. This letter shall take effect upon the signing of the Merger Agreement and thereafter shall not be revocable except upon the termination of the Merger Agreement in connection with the abandonment of the transactions contemplated thereof. If the Merger Agreement is terminated, this letter agreement shall have no further force or effect.
     I acknowledge that this letter will serve as an inducement to HCBK to execute, enter into and perform the Merger Agreement and that HCBK is relying on the promises that I have made herein in deciding to proceed therewith.

Very truly yours,

Accepted and Agreed to:	Accepted and Agreed to:	Accepted and Agreed to:

Hudson City Bancorp, Inc.	Sound Federal	Sound Federal Savings
Bancorp, Inc.

Name:	Name:	Name:
Title:	Title:	Title:

2

Letter to be Delivered by Messrs. McStravick and Fabiano Pursuant to Section 6.08(e) of the
Agreement and Plan of Merger between Hudson City Bancorp, Inc. and Sound Federal
Bancorp, Inc.
          February 8, 2006

Hudson City Bancorp, Inc	Sound Federal Bancorp, Inc.	Sound Federal Savings
West 80 Century Road	1311 Mamaroneck Avenue	1311 Mamaroneck Avenue
Paramus, New Jersey	White Plains, New York	White Plains, New York
Ladies and Gentlemen:
          This letter is being delivered to you pursuant to section 6.08(e) of the Agreement and Plan of Merger by and between Hudson City Bancorp, Inc. (“HCBK”), Sound Federal Bancorp, Inc. (“SFFS”) (such agreement, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.
     1. Settlement Payment. Provided that I am actively employed by SFFS and/or Sound Federal Savings at the Effective Time, at or as soon as practicable following the Effective Time, SFFS or HCBK, as applicable, will pay or cause to be paid to me $___ (the “Settlement Payment”). This payment will be subject to applicable federal, state and local income, excise and employment withholding taxes and will be reported as wages on the Wage and Tax Statement on IRS Form W-2 issued for me for the year of payment. If, in the opinion of HCBK’s tax advisors, the payment of the Settlement Payment at the Effective Time would result in the imposition of an excise tax under section 409A of the Internal Revenue Code, the Settlement Payment shall be deferred without interest until the first business day of the seventh month to begin after the Effective Time. When made, the Settlement Payment shall constitute a complete settlement and satisfaction of any and all rights that I may have, whether now, at or after the making of the Settlement Payment, under the Agreement made the 8th day of December 2005 by and between Sound Federal Savings and me (the “Bank Agreement”) and the Agreement made as of the 8th day of December by and between SFFS and me (the “Company Agreement”) other than as specifically set forth herein, and the Bank Agreement and the Company Agreement shall terminate.
     2. Deferred Compensation Payments. Immediately prior to the Effective Time, SFFS will pay or cause to be paid to me $___ (the “SERP Payment”) pursuant to the election made by me prior to January 1, 2006 under the Sound Federal Savings Amended and Restated Supplemental Executive Retirement Agreement between Sound Federal Savings, SFFS and me (the “SERP”) in full settlement of my rights in, to and under the SERP and $___ (the “Director Plan Payment”) in full settlement of my rights in, to and under the Sound Federal Savings Amended and Restated Director Retirement Plan (the “Director Plan”) upon the termination of the Director Plan. In addition, Schedule A hereto, discloses as of December 31, 2005, the aggregate cash account and stock account balances in the SFFS Restated Director Deferred Fee Plan and SFFS 2005 Director Deferred Fee Plan. Immediately prior to the Effective Time, SFFS will distribute the amounts and shares, as applicable, plus any dividends paid and interest accrued after December 31, 2005 to me (the “Deferred Fee Plan Payment”). The SERP Payment, the Director Plan Payment and

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the Deferred Fee Plan Payment will be subject to applicable federal, state and local income, excise and employment withholding taxes and will be reported as wages on the Wage and Tax Statement on IRS Form W-2 issued for me for the year of payment. I hereby irrevocably consent to the termination of the SERP and the Director Plan by or at the direction of SFFS at the Effective Time or by or at the direction of HCBK after the Effective Time.
     3. Continuing Medical Benefits. At the Effective Time, HCBK will assume and provide or cause to be provided to me (but not for my spouse or other dependents) at HCBK’s expense and I will be entitled to purchase from HCBK for my spouse or other dependents continuing medical and dental insurance under the group medical and dental insurance plan that covers employees of Sound Federal Savings who continue as employees of HCBK following the Effective Time. Such coverage shall be provided for me until the earliest of my death, the last day of the month in which I attain age 70 or the last day of the first month to begin after the Effective Time in which I receive equivalent coverage from a new employer, and for my spouse or other dependents until the earliest to occur of (i) my cessation of coverage, or (ii) the earlier of the last day of the appropriate health care continuation period under COBRA or so long as permitted by the applicable insurance carrier.
     4. Continuing Life Insurance Benefits. Sound Federal Savings will preserve through the Closing Date, and subject to paragraph 8 below, HCBK will honor following the Closing Date, the terms of the split dollar insurance arrangement in effect for me pursuant to which a permanent life insurance benefit in the amount of $___under [insurance company name] policy number [___] will be provided on and after the Closing Date (the “Split Dollar Benefit”).
     5. Unvested Restricted Stock. As of the date of this letter, I have been granted [___] shares of restricted stock (“Restricted Stock”) under the SFFS 2004 Incentive Stock Benefit Plan that have not yet vested. The Restricted Stock will continue to vest in accordance with its terms (including any acceleration provisions occasioned by the transactions contemplated by the Merger Agreement) and will be exchanged for the Merger Consideration on the terms and in the manner provided in the Merger Agreement.
     6. Unexercised Stock Options. As of the date of this letter, I have been granted the following options to purchase SFFS Common Stock that are unexercised (the “Stock Options”):

# of Shares	Exercise Price	Future Vesting Date (if applicable)

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I understand and agree that the Stock Options that remain unexercised as of the Effective Time will be canceled at or immediately prior to the Effective Time and converted into the right to receive a cash amount for each share subject to a Stock Option equal to the excess (if any) of (a) the Merger Consideration over (b) its exercise price specified in the above table, such amount to be paid at the time, in the manner and subject to the terms and conditions specified in the Merger Agreement. I irrevocably consent to the settlement of my Stock Options in this manner and waive any right that I might otherwise have to have my unexercised Stock Options addressed in any other manner.
     7. No Other Payments or Benefits. I hereby acknowledge and agree with Sound Federal Savings, SFFS, and HCBK that, except for vested accrued benefits to which I am or become entitled under the Sound Federal Savings Employee Stock Ownership Plan, the Retirement Plan of Sound Federal Savings, and/or the Sound Federal Savings 401(k) Savings Plan (collectively, the “Qualified Plans”), the continuation coverage or conversion rights available at my own expense under any group life, medical, dental or disability plans or flexible spending accounts (the “Welfare Plans”), and any rights to indemnification or to errors and omissions insurance coverage, rights as a stockholder of HCBK and/or SFFS, and/or rights under contracts between me and HCBK that are, in each case, expressly provided for in the Merger Agreement (the “Additional Rights”) (such payments and benefits under the Qualified Plans, Welfare Plans and Additional Rights, collectively, the “Basic Benefits”) and the payments, benefits and other rights set forth in this letter, no other payments, benefits or other rights are due to me.
     8. Delivery of Receipts. I understand and agree that SFFS and HCBK may condition the Settlement Payment, the SERP Payment and the Director Plan Payment on my execution and delivery of a receipt in such form as HCBK may reasonably prescribe acknowledging receipt of the payment in full settlement of my rights under the Company Agreement and Bank Agreement, the SERP or the Director Plan, as applicable, other than as specifically set forth herein.
     9. Rabbi Trust. If for any reasons the Settlement Payment, the SERP Payment and/or the Director Plan Payment or any portion thereof are not made at or immediately prior to the Effective Time, any portion of such payments that is unpaid shall, at the Effective Time, be deposited in a rabbi trust with RSGroup Trust Company (or a comparable institutional trustee selected by HCBK) until paid. Upon the making of all such payments, the rabbi trust will terminate automatically and without action requirement of consent or other action on my part,
     9. Effect on other Agreements. To the extent necessary to give effect to the purposes hereof, this letter shall constitute an amendment to each and every governing document for each and every plan, agreement or arrangement under which I may have a right to payments and benefits to reflect the relevant terms and conditions of this letter. This letter shall take effect upon the signing of the Merger Agreement and thereafter shall not be revocable except upon the termination of the Merger Agreement in connection with the abandonment of the transactions contemplated thereby. If the Merger Agreement is terminated, this letter agreement shall have no further force or effect.
     I acknowledge that this letter will serve as an inducement to HCBK to execute, enter into and perform the Merger Agreement and that HCBK is relying on the promises that I have made herein in deciding to proceed therewith.
           Very truly yours,

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Accepted and Agreed to:	Accepted and Agreed to:	Accepted and Agreed to:

Hudson City Bancorp, Inc.	Sound Federal	Sound Federal Savings
Bancorp, Inc.

Name:	Name:	Name:
Title:	Title:	Title:

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